Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re:	)	Chapter 11
)
UAL CORPORATION, et al.,	)	Case No. 02 B 48191
	)	(Jointly Administered)
Debtors.	)
	)	Honorable Eugene R. Wedoff
)

SUPPLEMENTAL MEMORANDUM IN SUPPORT OF
DEBTORS’ MOTION TO REJECT THEIR COLLECTIVE
BARGAINING AGREEMENT PURSUANT TO 11 U.S.C. § 1113(c)
AND FOR VOLUNTARY DISTRESS TERMINATION OF THEIR
DEFINED BENEFIT PENSION PLANS PURSUANT TO 29 U.S.C. §  1341(c)

James H.M. Sprayregen, P.C.
Alexander Dimitrief, P.C.

KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601
	Telephone:	(312) 861-2000
	Facsimile:	(312) 861-2200
Counsel for the Debtors
and Debtors-in-Possession

Dated: April 11, 2005

TABLE OF CONTENTS

TABLE OF AUTHORITIES

TABLE OF EXHIBITS

I.	INTRODUCTION AND OVERVIEW

II.	THE FINANCIAL CHALLENGES HAVE NOT ABATED

	A.	Higher–Than–Expected Fuel Costs Continue to Hurt United’s Profitability

		1.	Current Fuel Prices Are Higher Than Predicted

		2.	Projected Oil Prices Are Significantly Higher Than United’s Gershwin 5F Forecast

	B.	The Revenue Environment Has Remained Challenging

	C.	Recent Fare Increases Have Only Partially Offset The Impact Of Fuel Prices And Revenue Pressures

	D.	As The PBGC Has Recognized, The Cost of Maintaining Defined Benefit Plans Has Not Improved

III.	TRANSFORMATIONS IN THE AIRLINE INDUSTRY AND THE BROADER ECONOMY CONFIRM UNITED’S NEED TO RESTRUCTURE ITS LABOR COSTS

	A.	Recent Legacy Carrier Efforts to Cut Labor Costs

	B.	Airlines and Other Employers Continue to Recognize the Need to Control Pension Costs

IV.	FINANCIERS HAVE EXPRESSED INTEREST IN FUNDING UNITED’S EXIT SO LONG AS UNITED WILL BE ABLE TO MEET ITS BUSINESS PLAN

V.	UNITED HAS CONTINUED TO SEARCH FOR MEANS TO AVOID PENSION PLAN TERMINATION

	A.	United’s Profit Improvement Initiatives Remain on Track

	B.	Alternatives to Terminating and Replacing United’s Pension Plans Would Provide Only Limited and Insufficient Relief

		1.	Updated Projections of United’s Minimum Required Pension Contributions and Long-Term Pension Liabilities

i

		2.	No “Pension Alternative” Would Provide the Permanent and Necessary Savings United Requires to Achieve a Financeable Business Plan

			a.	Freezes Provide Insufficient Savings

			b.	Freezes and Single-Year IRS Waivers Would Not Significantly Reduce United’s Pension Costs

			c.	Freezes With Three-Year IRS Waivers Are Also Not the Answer to United’s Pension Problems

			d.	“Restoration Funding” Would Not Substantially Reduce United’s Required Contributions Over the Long-Term

	C.	The PFEA Is Set to Expire This Year, and There Is No Legislative Relief on the Horizon for Pension Plan Sponsors

VI.	UNITED’S SECTION 1113(c) AGREEMENTS AND PROPOSALS

	A.	The Company’s Agreements with ALPA, PAFCA and TWU

	B.	The Company’s Proposals to the AFA, IAM and AMFA

	C.	SAM Employees Have Borne–and Will Continue to Bear–Their Fair Share of the Cost-Cutting Burden

		1.	SAM Employees Have Suffered Drastic Pay Cuts, Headcount Reductions and Benefit Changes

		2.	Unconstructive Attacks on SAM Contributions by the AFA are Unfounded, Unfair and Ignore Market Realities

			a.	United Cannot Afford to Pay SAM Employees Below Market Indefinitely

			b.	United’s Labor Model Assumed Wage Increases for SAM Employees to Address the Attrition Problem and Fairly Credited the Savings from SAM Employees

			c.	United Can and Will Secure $46 Million in Annual Productivity Improvements Through 2009

VII.	UNITED CONTINUES TO SATISFY THE REQUIREMENTS OF SECTION 1113(c)

	A.	United’s Continued Efforts to Negotiate with Its Unions

		1.	IAM

		2.	AMFA

		3.	AFA

	B.	Deterioration in the Industry Environment Makes Savings All the More Necessary

	C.	United’s Proposed Modifications Treat All Stakeholders Fairly and Equitably

		1.	The Non-Pension Savings Sought from the IAM, AMFA and AFA are Fair and Equitable

			a.	IAM

			b.	AMFA

		2.	The Pension Savings Sought from the AFA, IAM and AMFA Are Also Fair and Equitable

	D.	Reductions in Benefits Due to Termination and Replacement Will Not Be as Drastic as Many Plan Participants May Fear

	E.	United’s Proposals Would Provide a Competitive Total Compensation Package for IAM and AMFA Represented Employees

VIII.	UNITED HAS SATISFIED THE REQUIREMENTS FOR TERMINATING ALL OF ITS DEFINED BENEFIT PENSION PLANS

	A.	United Needs Savings from Termination and Replacement of All Its Defined Benefit Pension Plans to Meet the Anticipated Capital Markets’ Requirements for Exit Financing

	B.	Alternatives to Termination and Replacement Are Either Unfeasible or Do Not Provide Sufficient Savings

	C.	A Plan-By-Plan Analysis Confirms That Each Plan Must be Terminated for United to Successfully Reorganize

	D.	The Business Plan Ramifications of Keeping One or More Pension Plans Are Disruptive to a Successful Reorganization

		1.	Maintaining Defined Benefit Pension Plans Would Put United at a Severe Competitive Disadvantage to LCCs and Legacy Carriers Implementing Their Own Pension Changes

		2.	Defined Benefit Plans Increase Volatility in an Already Volatile Industry

		3.	Maintaining Some But Not All Plans Would Risk Creating Labor Disharmony

	E.	United Has Done Everything Possible to Preserve the Company’s Pensions

IX.	CONCLUSION

TABLE OF AUTHORITIES

Page
Cases

Eastmet Corp. v. United Steelworkers of Am.,
No. 86-B-0035 (Bankr. D. Md. Sept. 29, 1986)	90

Garcia v. United States,
469 U.S. 70 (1984)	67

In re Appletree Markets, Inc.,
155 B.R. 431 (Bankr. S.D. Tex. 1993)	59

In re Kaiser Aluminum Corp.,
No. Civ.A. 04-145-JJF, 2005 WL 735551 (D. Del. Mar. 30, 2005)	3, 73, 76

In re Kelly,
841 F.2d 908 (9th Cir. 1988)	67

In re Kentucky Truck Sales, Inc.,
52 B.R. 797 (Bankr. W.D. Ky. 1985)	60

In re Olga Coal Co.,
159 F.3d 62 (2d Cir. 1998)	67

In re Philip Services Corp.,
310 B.R. 802 (Bankr. S.D. Tex. 2004)	72

In re Resol Mfg. Co.,
110 B.R. 858 (Bankr. N.D. Ill. 1990)	90

In re Texas Sheet Metals, Inc.,
90 B.R. 260 (Bankr. S.D. Tex. 1988)	60

In re US Airways Group, Inc.,
296 B.R. 734 (Bankr. E.D. Va. 2003)	68, 70, 79

In re Wire Rope Corp. of Am.,
287 B.R. 771 (Bankr. W.D. Mo. 2002)	68

Statutes

26 U.S.C. § 412	73

29 CFR § 2570	29

v

29 U.S.C. § 1106	29

29 U.S.C. § 1108	29

29 U.S.C. § 1341	66, 67

TABLE OF EXHIBITS

Exhibit 1.	Average Monthly Jet Fuel Prices

Exhibit 2.	Proportion of United’s Domestic Passengers with Access to LCC Service

Exhibit 3.	Legacy Carrier Year-Over-Year Change in Domestic Yield

Exhibit 4.	United’s Projected Minimum Funding Requirements ($Millions)

Exhibit 5.	United’s Present Value of Projected Benefits ($Billions)

Exhibit 6.	Termination Alternatives: Freezes ($Millions)

Exhibit 7.	Termination Alternatives: Freezes And 2005 Waiver ($Millions)

Exhibit 8.	Termination Alternatives: Freezes And 2005-07 Waivers ($Millions)

Exhibit 9.	United’s Minimum Contribution Requirements With Restoration Funding ($Millions)

Exhibit 10.	Savings from Agreements Compared to Allocation Targets

Exhibit 11.	SAM Voluntary Attrition

Exhibit 12.	Comparison of SAM Versus Unionized Attrition

Exhibit 13.	EBITDAR Covenant Violations Assuming All Unions Terminate Their Agreements as of June 1, 2005

Exhibit 14.	Benefits Retained By Current Retirees

Exhibit 15.	Retirement Benefits For Active Employees

Exhibit 16.	Current UAL Wage and Benefits Premiums

Exhibit 17.	Wage and Benefits Premiums After Proposed Reductions

Exhibit 18.	Free Cash Flow with Freezes and Single-Year Waivers

Exhibit 19.	Fixed Charge Coverage Ratio with Freezes and Single-Year Waivers

Exhibit 20.	Free Cash Flow with Freeze and Single-Year Waivers for Flight Attendant and MAPC Plans

Exhibit 21.	Fixed Charge Coverage Ratio with Freeze and Single-Year Waivers for Flight Attendant and MAPC Plans

Exhibit 22.	2005 Total Pension Cash Cost Comparison

Exhibit 23.	2005 Pension Cash Cost Per Active Employee Comparison

Exhibit 24.	Total Unfunded ABO Comparison

Exhibit 25.	Unfunded ABO Per Active Employee Comparison

Exhibit 26.	2005 Pension Cash Cost Assuming Termination and Replacement of Pilot and Ground Plans

Exhibit 27.	Crude Oil Prices from July 2004 through March 2005

I.              INTRODUCTION AND OVERVIEW.

Contrary to the hopes of United and its employees, but consistent with the business plan upon which the Company predicated its second round of Section 1113 proposals, the industry environment has not improved over the last three-and-a-half months, and the structural long-term changes that have roiled the industry have not reversed.  Fuel prices have soared to record levels, refuting the principal contention of the PBGC and AFA that United’s forecast was unjustifiably pessimistic.  United continues to face unrelenting revenue and market challenges from both LCCs and legacy carriers.  And other airlines have taken steps to reduce their own labor costs and pension liabilities.  United has done all it can to offset these pressures (through the limited fare increases that the market will bear and other profit initiatives), but significant, long-term labor cost reductions from all of the Company’s employee groups and the termination and replacement of the Company’s pension plans remain critical to the completion of a successful reorganization.

Despite these obstacles, the Company has a clear and defined path to exiting Chapter 11 successfully.  United has received preliminary proposals for exit financing from four leading financial institutions.  These proposals reaffirm the capital markets’ faith in United’s management and validate the restructuring initiatives taken throughout this bankruptcy case.  Each financier, however, has conditioned its proposal on United being able to substantially meet its business plan and, in particular, reduce costs within the Company’s control, as reflected in the Gershwin 5F financial model.  The Company’s business plan, and thus Gershwin 5F, incorporates necessary labor savings from the Company’s employees and the termination and replacement of United’s four defined benefit pension plans.

United’s motions today represent the resumption of the most difficult but necessary step towards the Company’s effort to leave Chapter 11 behind forever.  United’s

Section 1113 motion no longer involves ALPA, PAFCA or TWU.  The Court approved agreements with those three unions on all issues, including their agreement not to oppose termination of their members’ pension plans.  United does not have any agreements with either the IAM or AMFA, whose memberships have been working under Court-ordered reductions to wages and sick pay.  United’s current Section 1113(c) proposals to the IAM and AMFA, therefore, seek both long-term labor savings consistent with the targets achieved by ALPA, PAFCA and TWU, and the removal of any CBA impediments to pension termination.

As to the AFA, up until this past Friday, April 8, United had intended to limit its proposal to the removal of any contractual requirement to maintain the existing Flight Attendant Pension Plan and to put in place a replacement defined contribution plan.  On April 8, however, the AFA gave United notice of its intent to “terminate” the parties’ Court-approved agreement on wages, benefits and work rule changes based on the AFA’s unfounded charge that United’s SAM employees are not meeting their savings target.  The AFA kept secret its “termination notice” from United even though, as the second and third pages of its notice make clear, the AFA had started drafting it at least eleven days earlier and, in the interim, had premised a pension proposal to United (and the PBGC) in part on the concessions given in the very agreement it intended to terminate.  In view of the AFA’s election to abandon the progress represented by the January 2005 agreement (which had been ratified by its members), United proposes to proceed directly with an 1113(c) proceeding on the entirety of the AFA’s CBA based on the proposal it submitted to the Court in January 2005.(1)

(1)           Moreover, United expects to file a motion for interim relief under Section 1113(e) in advance of the AFA’s proposed “termination” date (April 28) to last until May 31, the same as the interim relief applying to the IAM and AMFA.

United’s voluntary distress termination motion asks this Court to approve the termination of all of the Company’s four pension plans.  The PBGC has initiated actions for the involuntary termination of the Pilot Plan and the Ground Plan (covering all AMFA employees and some IAM employees), but those termination actions remain pending.  Subject to the resolution of those proceedings, this motion seeks approval to voluntarily terminate those plans along with the Flight Attendant and MAPC (management, administrative and public contact employees) Plans.  In this respect, on March 30, 2005, the District Court for the District of Delaware flatly rejected the contention also made by the PBGC (and seized upon by the AFA) in this case that “ERISA requires each of the Debtors’ pension plans to be looked at individually to determine whether the sponsor meets the statutory test for reorganization in bankruptcy.…”  In re Kaiser Aluminum Corp., No. Civ.A. 04-145-JJF, 2005 WL 735551 (Mar. 30, 2005).  Instead, the Delaware District Court affirmed the bankruptcy court’s rejection of an interpretation of ERISA that would “require the Debtors to pick and choose those groups of employees and retirees whose pension benefits would continue and those whose benefits would terminate.…”  Id., at *2.  This rejection of the plan-by-plan analysis of the sort insisted upon by the PBGC and AFA in this case removes any doubt that all of United’s pension plans must be terminated so that the Company’s reorganization can succeed.

The necessity of proceeding with distress terminations at this juncture of United’s reorganization has also been laid bare by the many months that United has now devoted to working to no avail with its unions, the PBGC, and its other constituencies to devise alternatives to termination that would still provide the required savings.  The bottom line is that there simply are no such alternatives to be found.  Thus, termination and replacement of all of the Company’s pension plans is the only way to prevent all the hard restructuring work over the last two-and-a-

half years from going to waste and to enable United to emerge from bankruptcy as a vibrant and competitive enterprise.

*              *              *

This brief is an update to, and intended to be read in conjunction with, United’s December 14, 2004 Memorandum in Support of its Section 1113 Motion (the “Memorandum”).  Part II describes the continuing and intensifying revenue and fuel price challenges facing United and the industry.  Part III explains the steps other legacy carriers are taking to reduce their costs, the continuing expansion of LCCs, and how corporations in the broader economy are addressing pension costs.  Part IV updates United’s search for exit financing.  Part V details United’s efforts to find an alternative to termination and replacement of its pension plans and why none of those alternatives are feasible.  Part VI summarizes United’s agreements with ALPA, PAFCA and TWU, its proposals to the IAM, AMFA and the AFA, and cost savings provided by SAM employees.  Part VII affirms that United continues to satisfy the legal standards of Section 1113 to reject its CBAs with the AFA, IAM, and AMFA.  Part VIII demonstrates that United meets the test under ERISA for terminating each of its defined benefit pension plans.

II.            THE FINANCIAL CHALLENGES HAVE NOT ABATED.

A.            Higher–Than–Expected Fuel Costs Continue to Hurt United’s Profitability.

High jet fuel prices continue to plague airlines, especially given the limited ability to pass those higher costs to passengers.  Current fuel prices are approximately 20 percent higher than Gershwin 5F projections.  And there seems to be little relief in sight, as most analysts and market participants believe that prices for oil, the key component of jet fuel, could remain above $50 a barrel for years to come.

1.             Current Fuel Prices Are Higher Than Predicted.

Contrary to the projections advanced by the PBGC and the AFA in the 1113 proceedings four months ago,(2) fuel prices have continued to rise and show no sign of materially subsiding any time soon.  The increase in jet fuel prices corresponds to record high prices for crude oil.  United’s Gershwin 5F financial model projected fuel costs based on a mid-October forecast.  Although oil prices during mid-October were at $55 a barrel, the Gershwin 5F forecast assumed that those prices would return to the still high, yet more manageable price of $45 a barrel by April 2005.(3)

Unfortunately, current oil prices significantly exceed the levels in Gershwin 5F.(4)  To be sure, oil prices in late December and January fell below Gershwin 5F projections, leading the AFA and PBGC to claim that United had “overestimated” its forecasts.  Since then, however, oil prices have sharply increased to well above Gershwin 5F levels.  In mid-March, oil prices soared to record highs, hitting $57.60 a barrel on March 17.(5) Two weeks later, on April 4, prices hit $58.28, and the closing futures prices were the highest since trading began in 1983.(6)  As of April 8, oil prices were $53.32 per barrel, $8.32 higher than Gershwin 5F projections.

(2)           AFA Objection to Debtors’ Section 1113(c) Motion (“AFA Objection”), 1/4/05, at 44 [No Docket No.] (asserting that United’s Section 1113 proposal was “based on grossly inflated projected fuel costs over the term of the business plan”); PBGC Objection to Debtors’ Section 1113(c) Motion (“PBGC Objection”), 1/4/05, at 25 [Docket No. 9585] (claiming that United’s ability to retain its plans would increase if the Company took “into consideration the lower fuel price trend”).

(3)           Declaration and Expert Report of Robert M. Sturtz (“Sturtz Decl.”) (Ex. 105) ¶ 28.

(4)           Supplemental Declaration and Expert Report of Robert M. Sturtz (“Sturtz Supp. Decl.”) (Ex. 134) ¶ 4.

(5)           Oil Up, Saudi Says More Oil at Any Time, Reuters, Mar. 21, 2005.

(6)           Shares Rise in Volatile Trading as Oil Briefly Tops $58, Associated Press, Apr. 5, 2005; Jad Mouawad, 3.4% Surge Pushes Oil Above $57, N.Y. Times, Apr. 2, 2005, at C1.

Consequently, whereas Gershwin 5F projected jet fuel prices of $1.26 a gallon for March 2005,(7) actual prices in spot markets were approximately $1.61 a gallon:(8)

Exhibit 1.               AVERAGE MONTHLY JET FUEL PRICES.

2.             Projected Oil Prices Are Significantly Higher Than United’s Gershwin 5F Forecast.

Although United arguably might have been able to withstand temporarily high fuel prices, analysts and market participants now believe that $50-plus crude oil is anything but temporary.  Indeed, in sharp contrast to the position it took just four months ago, the AFA now acknowledges that crude oil prices are up 26 percent from predictions for 2005, with analysts “pushing back airline profit forecasts to 2007.”(9)  On March 8, 2005, the AFA informed its members that the Boyd Aviation Group “has warned … that oil may stay at or above $50 per

(7)           RS00115 (United October 14, 2004 Jet Fuel Price Forecast).

(8)           Supplemental Declaration and Expert Report of Daniel M. Kasper (“Kasper Supp. Decl.”) (Ex. 129) ¶ 33.

(9)           AFA, Dear AFA (Mar. 8, 2005) (Ex. 168).

barrel ‘on a near-permanent basis,’ and referred to it as an industry crisis.”(10)  Similarly, Goldman Sachs raised its 2005 forecast to $50 a barrel and its 2006 forecast to $55 a barrel, while warning that oil prices could be in the earlier stages of a prolonged spike of up to $105 a barrel.(11)  Lehman Brothers’ airline analyst recently upped his oil projections to $51 a barrel for 2006 and $47 a barrel thereafter.(12)  The Air Transport Association, an industry-wide trade group, estimates 2005 crude oil prices at $52 a barrel.(13)  Finally, the head of the International Monetary Fund concurs that “probably oil prices will stay high, although probably not at these levels, in the next two years at least because of demand pressures and because of certain supply constraints.”(14)

Like most other airlines, these price predictions are significantly higher than United’s forecasts.  Gershwin 5F projected that 2005 crude oil prices would average $44.31 a barrel, with jet fuel prices at $1.36 a gallon.(15)  Projections for 2005 now would put crude oil at $54.74 per barrel and jet fuel could be $1.66 per gallon.  For the first quarter of the year, fuel

(10)        Id.

(11)         Arjun N. Murti, Goldman Sachs, Super Spike Period May Be Upon Us: Sector Attractive at 1 (Mar. 30, 2005); Goldman Sachs Says Oil Could Spike to $105, Reuters, Mar. 31, 2005.

(12)         Gary Chase, Lehman Brothers, Airlines Industry Update: Estimate Revisions on Revenue, Fuel at 4 (Mar. 15, 2005).

(13)         Air Transport Association of America, Inc., State of the U.S. Airline Industry: Commercial Trends at 9 (Apr. 1, 2005) (Ex. 169).

(14)         Ashok Sharma, IMF Chief: High Oil Prices to Continue, Associated Press, Mar. 20, 2005.  During the IMF head’s speech, oil was at $57 a barrel.  See also Mouawad, 3.4% Surge Pushes Oil Above $57, at C1 (quoting Jan Stuart, an oil analyst at Fimat USA: “Until something derails the current trends in supply and demand, prices have no way to go down significantly, let alone stay down significantly.”).

(15)         Sturtz Decl. ¶ 24; Sturtz Supp. Decl. ¶ 4.  All jet fuel prices stated in this Supplemental Memorandum include taxes.

costs were essentially right on plan.(16)  In the second quarter, however, fuel costs could run about $200 million over plan.(17)  At current levels, fuel costs could exceed Gershwin 5F forecasts by roughly $500 million in the second half of 2005.(18)  Thus, for 2005, United could face roughly $700 million in higher fuel costs, even taking into account the Company’s hedging efforts, if prices do not abate.(19)  American Airlines likewise has stated that fuel prices could be as high as $1.65 a gallon for 2005, adding $1.4 billion to that carrier’s fuel cost compared to 2004.(20)

The longer-term effects beyond 2005 may be severe as well.  For example, Gershwin 5F assumed crude oil prices averaging $44.03 per barrel for 2006 with jet fuel prices at $1.32 per gallon.(21)  Under the forward curve of futures prices as of April 8, the Company’s fuel costs could be more than 20 percent higher at $53.91 a barrel and $1.60 a gallon.(22)  This would translate to an over $700 million increase in fuel costs in 2006 alone.(23)

The recent fuel hikes make painfully clear that United must achieve a cost structure that can withstand higher fuel prices, rather than simply hoping that lower prices might

(16)         Supplemental Declaration of Michael F. Dingboom (“Dingboom Supp. Decl.”) (Ex. 135) ¶ 6.

(17)         Id.

(18)         Id.

(19)         Id.  United responsibly hedged in December and early January when fuel prices were lower.  Declaration of Kathryn Mikells (“Mikells Decl.”) (Ex. 145) ¶¶ 9-10.  As of April 8, this hedging would reduce 2005 costs by $75 million.  Dingboom Supp. Decl. ¶ 6.  Thus, without its hedging initiatives, fuel costs may be nearly $800 million higher for 2005.

(20)         Armbrust Aviation Group, Jet Fuel Report at 3 (Apr. 1, 2005).

(21)         Sturtz Decl. ¶ 24; Sturtz Supp. Decl. ¶ 6.

(22)         Sturtz Supp. Decl. ¶ 6.

(23)         Dingboom Supp. Decl. ¶ 6.

materialize.(24)  Artificially low forecasts serve no one’s interest, as illustrated by Delta’s recent revelations that because the “forward curve for crude oil currently implies substantially higher jet fuel prices for 2005” than assumed in its business plan, the airline needs oil prices to “decline significantly” to maintain liquidity.(25)  The only rational and responsible way to account for the possibility of a drop-off in oil prices, as United stressed in its Memorandum, is to create a fair and equitable profit sharing plan.(26)

B.            The Revenue Environment Has Remained Challenging.

The last few months have also cemented the permanent shift in the industry revenue environment.  LCCs have continued to expand the scale and scope of their operations, and now control roughly 30 percent of the market.(27)  More importantly for United, LCCs now fly on more than 80 percent of its domestic routes:

(24)         Kasper Supp. Decl. ¶ 34.

(25)         Delta Air Lines, Inc. 2004 10-K at 11.

(26)         Kasper Supp. Decl. ¶ 34.

(27)         Id. ¶ 21.

Exhibit 2.               PROPORTION OF UNITED’S DOMESTIC PASSENGERS WITH ACCESS TO LCC SERVICE.

It is not surprising, then, that LCCs continue to weigh down legacy carriers’ profitability.(28)  While some LCCs struggled in 2004, Southwest, jetBlue and AirTran all posted operating profits, a striking contrast to the $3 billion in losses suffered last year by legacy carriers.(29)  And their long-term outlook remains promising.  LCC market capitalizations, which reflect analyst and investor expectations of LCC profitability, still far exceed those of legacy carriers. (30)

As a result, all legacy carriers now agree that the days of widespread, cost-insensitive business travel and booming revenues are a thing of the past.  American Airlines, for

(28)   Kasper Supp. Decl. ¶ 21.

(29)   Id. ¶ 22.

(30)   Id. ¶ 24.  For example, Southwest’s market capitalization exceeds those of all legacy carriers combined; jetBlue’s is higher than American’s (the world’s largest carrier); and AirTran’s exceeds those of Continental, Delta and Northwest.  Id.

example, blamed its depressed revenues over the last two years on “reduced pricing power, resulting mainly from greater cost sensitivity on the part of travelers (especially business travelers), increasing competition from LCCs and the continuing increase in pricing transparency resulting from the use of the Internet.”(31)  American “believes that its reduced pricing power … will persist indefinitely and possibly permanently.”(32)  Similarly, Northwest agreed that “permanent structural differences in the industry revenue environment have also taken place that have contributed to the decline.”(33)  Delta likewise explained that “[a]lthough global economic conditions have improved … the airline industry has continued to experience a reduction in high-yield business travel and increased price sensitivity in customers’ purchasing behavior” and “expect[s] all of these conditions will continue.”(34)  Finally, Continental concurred that in “recent years, the market share held by low cost carriers has increased significantly and is expected to continue to increase, which is dramatically changing the airline industry.”(35)

These sustained competitive pressures have continued to drive down yields from their already depressed levels:

(31)         American Airlines, Inc. 2004 10-K at 18; see also id. at 28.

(32)        Id. at 18.

(33)         Northwest Airlines Corporation 2004 10-K at 26.  In Northwest’s view, these include the “rapid growth of low cost airlines,” the “increased price consciousness of both business and leisure travelers,” and “Internet travel Web sites” that have “allowed consumers to become more efficient at finding lower fare alternatives.”  Id.

(34)         Delta Air Lines, Inc. 2004 10-K at 16.

(35)         Continental Airlines, Inc. 2004 10-K, Risk Factors Relating to Airline Industry (adding that “[f]or the last three years, large network carriers have generally lost a significant amount of pricing power in domestic markets”).

Exhibit 3.               LEGACY CARRIER YEAR-OVER-YEAR CHANGE IN DOMESTIC YIELD.

Overall, domestic yields over the last several months are approximately 25 percent below 2000 levels.(36)  Put simply, no legacy carrier has been immune from the current industry challenges.

While most pricing pressure stems from LCC competition, additional downward pressure came from a recent action by one of the legacy carriers.  On January 5, 2005, Delta implemented its SimpliFares™ program across its route network.(37)  SimpliFares™ capped ticket prices at $499 for a one-way economy ticket and $599 for a one-way first class fare.  The program also eliminated the Saturday night stay requirement for less expensive fares, a historically effective way of segmenting business travelers from leisure passengers.  American

(36)   Air Transport Association, State of the U.S. Airline Industry at 23.

(37)   Delta Air Lines, Press Release, Delta Slashes Everyday Fares Up To 50 Percent As Airline Introduces SimpliFares™ Nationwide (Jan. 5, 2005).

matched many of these changes, forcing United, Continental and other airlines to reduce their fares as well.(38)

SimpliFares™ has negatively impacted legacy carriers.(39)  According to one estimate, SimpliFares™ drove down one-way business class fares by an average of 25 percent, while leisure fares fell by 7 percent.(40)  Analysts concur that over the short term, Delta’s move will drive down legacy carriers’ revenue.(41)  Predicting the longer-term effect is more difficult as the loss of revenue from lower ticket prices must be balanced against the potential of such prices to stimulate demand and shift market share away from LCCs to legacy carriers.(42)  For its part, United projects that SimpliFares™ will decrease revenues by roughly $6 to $14 million each month, or $72 to $168 million annually.(43)

(38)        E.g., Marilyn Adams, ‘Simplified’ Ticketing Is Not So Simple For All Fliers, USA Today, Feb. 7, 2005, at 1B; Rivals Follow Delta’s Lead, Cincinnati Post, Jan. 6, 2005, at A1.

(39)         For example, Continental estimates that Delta’s program will cost it $200 million annually.  Continental Airlines, Inc. 8-K (Mar. 9, 2005).  And even Delta acknowledges that SimpliFares™ will negatively impact its own revenues “for some period” of time.  Delta Air Lines, Inc. 2004 10-K at 4.

(40)         Adams, ‘Simplified’ Ticketing at 1B (citing study by Harrell Associates).

(41)         See Jamie Baker, JP Morgan, The Case Against LCCs; AWA Downgraded to UW at 2 (Jan. 11, 2005).

(42)         Kasper Supp. Decl. ¶ 30.  Airlines themselves differ over the projected effects, with Delta believing SimpliFares™ will be positive over the long-term, Northwest and Continental concluding it will be revenue negative, and American being ambivalent.  Delta Air Lines, Inc. 2004 10-K at 4; Northwest Airlines Corporation 2004 10-K at 10; Continental Airlines, Inc. 8-K (Mar. 9, 2005); American Airlines, Inc. 2004 10-K at 4.

(43)         Declaration of Dennis P. Corrigan (“Corrigan Decl.”) (Ex. 146) ¶ 4.  Specifically, United estimates revenue loss of $10 million per month from passengers “buying-down” to the new, lower walk-up fares, and a loss of $11 million per month from elimination of the Saturday night stay requirement.  Id.  These effects will be offset, however, by United’s recapture of market share from LCCs (worth $5 to $7 million per month) and revisions to United’s corporate discount contracts (worth $2 to $8 million per month).  Id.

C.            Recent Fare Increases Have Only Partially Offset The Impact Of Fuel Prices And Revenue Pressures.

Although United has been raising fares and matching competitor increases wherever possible, the bad news is that these positive developments (which, if they remain in place, would net $285 million annually in increased revenues)(44) offset only a fraction of the combined impact of fuel prices and SimpliFares™.  Fuel costs could be over $700 million higher in 2005 than projected in Gershwin 5F and the midpoint of the projected decreased revenues for Delta’s fare restructuring subtracts another $120 million.(45)  Thus, United’s need for labor and pension savings is more critical than ever.

D.            As The PBGC Has Recognized, The Cost of Maintaining Defined Benefit Plans Has Not Improved.

Meanwhile, United and other defined benefit sponsors are still contending with what PBGC Executive Director Bradley Belt continues to call the “one-two punch” of weak asset returns and record-low interest rates.(46)  Despite analyst predictions to the contrary, long-term interest rates have not risen since December.(47)  Persistently low rates have kept United’s pension liabilities high, requiring the Company to contribute almost $4.4 billion to its plans over the next

(44)         Corrigan Decl. ¶ 7.

(45)         Dingboom Supp. Decl. ¶ 6.

(46)         Bradley D. Belt, PBGC Executive Director, Presentation to the 6th Annual Conference of the Retirement Research Consortium at 5 (Aug. 13, 2004); see also Bradley D. Belt, PBGC Executive Director, Testimony Before the Committee on Education and the Workforce, United States House of Representatives at 7-8 (Mar. 2, 2005).

(47)         James F. Moore, Pension Update: Treading Water Against Currents of Change at 1 (Feb. 2005) (Falling interest rates are “[d]efying the prognostication ability of 24 of 25 economists surveyed by the Wall Street Journal at the year’s beginning.  Since the end of 1999, falling rates have added some $300 billion in liabilities to the plans of S&P 500 members”).

four years.(48)  Similarly, poor economy-wide equity returns in 2000 through 2002 broadened the gap between fund assets and plan liabilities – a gap that, absent plan terminations, United will have to bridge with cash contributions.(49)

These stubborn economic realities only reaffirm that United’s pension problems are not cyclical and will not disappear when equity returns and interest rates improve.  Indeed, as Bradley Belt recently testified before Congress:

It is not reasonable public policy to base pension funding on the expectation that the unprecedented stock market gains of the 1990s will repeat themselves.  Similarly, it is not reasonable public policy to base pension funding on the expectation that interest rates will increase dramatically.  The consensus forecast predicted that long-term interest rates would have risen sharply by now, yet they remain near 40-year lows.(50)

Just as the PBGC acknowledges that it is not “reasonable public policy” to assume market conditions will make a rapid turn-around, United cannot base its business plan on such unfounded optimism.  Furthermore, in light of the $4.4 billion United must pour into its plans over the next four years, even significant improvement in interest rates or stock market performance would leave the Company with massive contribution requirements.

(48)         Supplemental Declaration of Timothy J. Marnell (“Marnell Supp. Decl.”) (Ex. 136) ¶ 20.  Lower interest rates increase the present value of pension liabilities because a lower discount rate means that a larger amount of money must be put aside today to cover future payments.

(49)         See Belt, Testimony Before the Committee on Education and the Workforce at 7.

(50)         See id. at 10-11 (emphasis added).

III.           TRANSFORMATIONS IN THE AIRLINE INDUSTRY AND THE BROADER ECONOMY CONFIRM UNITED’S NEED TO RESTRUCTURE ITS LABOR COSTS.

A.            Recent Legacy Carrier Efforts to Cut Labor Costs.

Other legacy carriers have not sat idle while United has pursued its restructuring.  They too have persisted in their efforts to reduce labor costs:

Northwest Airlines:  Northwest’s pilots recently agreed to $265 million in wage cuts, a 15 percent reduction.  The carrier also announced that it is furloughing as many as 930 maintenance employees, and declared that it needed to increase its annual labor savings to $1.1 billion annually (from a previously-announced $950 million target) to offset losses driven by the fuel and revenue environment.(51)

Continental Airlines:  Continental cut 2,400 jobs last year in an effort to control its labor costs.  Its employees, apart from its IAM–represented flight attendants, recently ratified agreements that will provide $418 million of the carrier’s targeted $500 million in annual wage and benefit savings.  Continental is continuing negotiations with its flight attendants over the remaining savings but has indicated that it will require additional concessions in light of the industry’s current fuel and revenue environment.(52)

American Airlines:  American cut more jobs (2,900) than any other airline last year.  To generate additional savings, American now plans to eliminate 1,000 more mechanic and engineering jobs and 8 percent of its management workforce in 2005.(53)

(51)         Joel J. Smith, Northwest May Cut Flights; The Money-Losing Carrier Also Considers More Concessions From Its Work Force, The Detroit News, Feb. 18, 2005, at 1B; Northwest Airlines Corporation, 2004 10-K at 12; Martin J. Moylan, NWA To Trim Mechanics Jobs, Detroit Free Press, Mar. 17, 2005; Michelle Maynard, Northwest Airlines Wants More Worker Concessions, N.Y. Times, Mar. 30, 2005, at C2.

(52)         Trebor Banstetter, Fuel Costs, Competition Cited for American Cuts, Ft. Worth Star Telegram, Mar. 10, 2005, at 3C; Continental Airlines, Inc., 2004 10-K at 12-13; Kristen Hays, Analysts, Investors Unaffected by Union OK on Concessions, Associated Press, Mar. 31, 2005; Continental Airlines, Press Release, Continental Airlines Announces Unions Representing Pilots, Mechanics, Dispatchers and Simulator Engineers Agree to Implement Ratified Agreements (Mar. 31, 2005).

(53)         Banstetter, Fuel Costs, Competition Cited for American Cuts, at 3C; Adrienne Nettles, American Aims to Gain $850 Million, Ft. Worth Star Telegram, Jan. 4, 2005, at 1C.

Delta Airlines:  Delta is implementing a “transformation plan” to cut annual labor costs by $2.7 billion annually by 2006.  The carrier’s CFO also warned that the airline may need to cut costs even further in light of recent fuel prices.(54)

US Airways:  Shortly after filing for bankruptcy again in September 2004, US Airways reached agreements with its pilots, dispatchers, flight crew training instructors and flight simulator engineers on over $300 million in long-term annual labor cost savings.  Agreements with its flight attendants and reservation and customer service employees followed.  After the bankruptcy court granted US Airways’ 1113 motion, the company’s IAM-represented employees ratified labor agreement changes providing long-term labor cost reductions.  Through the Section 1114 process, US Airways also reached agreement to virtually eliminate health care benefits for current retirees.  In total, US Airways has secured $1.1 billion in annual savings from all of its labor groups, and has targeted $225 million in annual non-labor savings.(55)

In short, all legacy carriers continue to reduce their labor costs, and United must do the same if it is to compete effectively in the marketplace.(56)

B.            Airlines and Other Employers Continue to Recognize the Need to Control Pension Costs.

United’s competitors have recently taken steps to reduce their pension costs as well.  Most notably, after terminating its pilots’ defined benefit plan during its first bankruptcy, US Airways terminated all of its remaining defined benefit plans.(57)  The court order approving

(54)         Delta Air Lines, Inc., 2004 10-K at 10; Delta CEO: More Cost Cuts Are Needed, Associated Press, Mar. 23, 2005.

(55)         US Airways’ Memorandum in Support of 1113 and 1114 motions, filed in In re US Airways, Case No. 04-13819 (Bankr. E.D. Va. Nov. 12, 2004); US Airways’ Motion to Approve Agreement with AFA-CWA, AFL-CIO, filed in In re US Airways, Case No. 04-13819 (Bankr. E.D. Va. Jan. 6, 2005); US Airways’ Motion to Approve Agreement with CWA, filed in In re US Airways, Case No. 04-13819 (Bankr. E.D. Va. Dec. 27, 2004); US Airways’ Motion to Approve Agreement with IAM, filed in In re US Airways, Case No. 04-13819 (Bankr. E.D. Va. Jan. 21, 2005); US Airways, Press Release, US Airways’ Three IAM Units Ratify Agreements on More Than $353 Million in Annual Cost Savings (Jan. 21, 2005).

(56)         Kasper Supp. Decl. ¶ 14.

(57)         U.S. Running Pension Plans Of US Airways, N.Y. Times, Feb. 3, 2005, at C3.

the termination described the US Airways plans as a “financial albatross.”(58)  Just last month, Northwest announced a proposal to freeze its defined benefit plans and replace them with defined contribution plans, such as 401(k) plans.(59)  Likewise, Continental’s recently concluded agreement with its pilots froze their defined benefit plan.(60)  Although Continental has not released the details of this agreement, the airline projects that the changes will reduce its required pension contributions by $50 million this year alone.(61)  Additionally, Delta, Northwest and American are pursuing legislative relief that would extend the time in which companies must fund pension obligations.(62)  In fact, Delta and Northwest have cautioned that, without Congressional action (which, at this juncture, observers say seems unlikely),(63) they too may have to terminate their plans.(64)

(58)         In re US Airways, Inc., No. 04-13819, 1/6/05 Hr’g Tr. at 35 (Bankr. E.D. Va.) (Ex. 171).

(59)         Liz Fedor, NWA’s Pension Quagmire; CEO Seeks to Freeze Current Plans, Move Toward 401(k)s, Minneapolis Star Tribune, Mar. 2, 2005, at 1D; Maynard, Northwest Airlines Wants More Worker Concessions, at C2.

(60)         Flight Attendants Reject Concessions at Continental, N.Y. Times, Mar. 31, 2005, at C18.  A tentative agreement that would have frozen Continental’s flight attendant defined benefit plan did not ratify.  See id.; Tentative Agreement between Continental and the IAM at 24-1 to 24-4, available at http://www.iamdl142.org/PDF/COTA/CO_IAM_tentative_Agreement.pdf, last visited Apr. 11, 2005.

(61)         Continental Airlines, Inc. 2004 10-K, Employees, Risk Factors Relating to the Company.

(62)         Mary Jane Credeur, Delta Asks Congress For Reprieve On Pension Obligations, Atlanta Business Chronicle, Mar. 17, 2005; Liz Fedor, NWA Seeks Help In Pension Crisis, Minneapolis Star Tribune, Mar. 19, 2005, at 1A; American Airlines Joins With Unions On Pension, Associated Press, Mar. 16, 2005.

(63)         See Russell Grantham, Delta Seeks Pension Relief, Atlanta Journal-Constitution, Mar. 18, 2005, at Fl; see Section V.C.

(64)         Credeur, Delta Asks Congress; Fedor, NWA Seeks Help, at 1A.

Airlines are not the only employers seeking to reduce pension obligations.(65)  From 1986 to 2004, employers economy-wide terminated about 2,000 underfunded defined benefit plans.(66)  Many companies stopping short of termination are freezing plans or moving to alternative benefit structures, such as cash balance or pension equity plans.(67)  Just last month, the PBGC estimated that these “hybrid” plans now cover about 25 percent of all pension participants.(68)

These trends have become evident in the public sector as well.  For example, earlier this year, Governor Arnold Schwarzenegger declared that California can no longer afford its defined benefit plan.(69)  The Governor has referred to the state’s plan as a “government program out of control” and voiced support for an initiative to move to a defined contribution plan if the Legislature does not address the problem this year.(70)  Similarly, Illinois Governor Rod Blagojevich has offered a pension reform proposal that would reduce the state’s pension costs by $55 billion over the next 40 years, a move he says is “necessary to avert a looming crisis.”(71)

(65)         Supplemental Declaration and Expert Report of Thomas J. Kuhlman (“Kuhlman Supp. Decl.”) (Ex. 131) ¶ 31.

(66)         Bradley D. Belt, PBGC Executive Director, Testimony Before the Subcommittee on Select Revenue Measures, Committee on Ways and Means, U.S. House of Representatives at 3 (Mar. 8, 2005).

(67)         Id. at 4.  A cash balance plan is a defined benefit plan that defines the promised benefit in terms of a specified account balance.  Similar to a cash balance plan, a pension equity plan provides benefits based on a percentage of earnings at retirement.  The percentage of earnings to which a participant is entitled depends on the participant’s age and service.  Kuhlman Supp. Decl. ¶ 32.

(68)         Belt, Testimony Before the Subcommittee on Select Revenue Measures at 4.

(69)         Office of the Governor, Press Release, Governor Schwarzenegger Calls For Landmark Reform (Jan. 5, 2005).

(70)         Greg Pierce, Inside Politics, The Washington Times, April 8, 2005, at A10.

(71)         Office of the Governor, Press Release, Governor Blagojevich Proposes Major Reforms To Ensure Fiscal Solvency In Fiscal Year 2006 and Beyond (Feb. 16, 2005).

IV.           FINANCIERS HAVE EXPRESSED INTEREST IN FUNDING UNITED’S EXIT SO LONG AS UNITED WILL BE ABLE TO MEET ITS BUSINESS PLAN.

United is positioned to obtain exit financing once it can secure the relief sought by today’s motions.  In December, the Company sent requests for exit financing proposals to various financial institutions believed to be capable of providing the $2.0 billion or more that United needs to exit bankruptcy.  United provided those financiers with the Gershwin 5F financial model and an accompanying data book for their use in evaluating United’s business plan and ability to repay.  Four different institutions responded with preliminary proposals for exit financing in the range of $2.0 to $2.5 billion.  United’s management met separately with each of these potential financiers in January.  In early February, each institution met with the exit financing subcommittee of the OCUC Working Group to present and discuss their proposals.  Further discussions have been put on hold pending the resolution of United’s Section 1113 and distress termination motions.

The reason for this pause is that each financier conditioned its proposal on United being able to meet the cost reductions contemplated by its business plan.  As explained in United’s Memorandum, the Company’s business plan incorporates both the termination and replacement of each of United’s defined benefit pension plans and $725 million of average annual non-pension savings from labor.  These savings are critical to United’s financial flexibility and ability to achieve anticipated exit financing requirements.  Thus, United and the potential exit financiers must await the outcome of today’s motions before they can sensibly move forward to formal proposals and negotiations.

To be sure, the recent increase in current and projected crude prices make satisfying anticipated capital market requirements all the more difficult.  As painful as it is to say, these new events only underscore the necessity of long-term savings from AMFA, the IAM and the AFA as well as the termination and replacement of all of the Company’s defined benefit plans.  Without these savings, United likely cannot obtain the exit financing necessary to leave bankruptcy behind forever.

V.            UNITED HAS CONTINUED TO SEARCH FOR MEANS TO AVOID PENSION PLAN TERMINATION.

Since these proceedings were suspended in early January 2005, United has continued to research and implement all feasible means of minimizing the burden on its labor force.  United continues to pursue non-labor cost savings and exhaustively has explored countless alternatives to termination and replacement.  Unfortunately, these efforts have not revealed any way for United to successfully reorganize without terminating and replacing each of its defined benefit pension plans and every labor group contributing its fair share of non-pension savings.

A.            United’s Profit Improvement Initiatives Remain on Track.

The Company has continued to reduce all elements of its cost structure and increase profitability by all means reasonably possible.  Most prominently, as described in Section II.C., the Company has pushed through several fare increases, after many unsuccessful tries, that are expected to generate $285 million annually.  Moreover, all of the Company’s previously announced cost-saving initiatives are progressing apace.  The Company continues to negotiate with the Aircraft Providers Group (“APG”) to maximize savings from its aircraft financings.  The Company’s Business Improvement Initiatives are being implemented to yield hundreds of millions in additional savings across the Company’s operations.  In addition, the

Company is appealing all adverse municipal bond decisions to the Seventh Circuit in an effort to maintain, or if possible increase, the assumed savings in its financial model.(72)

United also has considered suggestions from its unions on areas for additional profit improvement, many of which are unfeasible or contrary to the best interests of the estate.  In particular, the AFA has publicly argued that United should abandon the expansion of O’Hare airport and instead earmark the saved money for pensions.(73)  United’s financial obligations for the O’Hare expansion will not start until June 2008, and will only increase by $7 million annually in 2008, and by $49 million annually from 2010 to 2012 as the expansion is completed.(74)  The AFA’s proposal ignores how this modest investment in United’s future will more than pay for itself by virtue of the substantial financial and operational improvements that United will realize from an O’Hare expansion, to the benefit of all of the Company’s stakeholders.(75)  The AFA has also urged United to improve cargo profitability through freighters.  This suggestion, which United has already explored fully, would require modifications to the ALPA and IAM CBAs to which those unions have refused to agree.(76)  Thus, while United will

(72)         Additional information on United’s profit improvement and cost saving initiatives can be found in the Memorandum at 99-110; Mikells Decl. ¶ 7; Declaration of Jeffrey T. Kawalsky (“Kawalsky Decl.”) (Ex. 110) ¶¶ 3-20; Declaration of Richard Poulton (“Poulton Decl.”) (Ex. 111) ¶¶ 4-12; Declaration of Gregory P. Kaldahl (“Kaldahl Decl.”) (Ex. 112) ¶¶ 4-9; Debtors’ December, 2004 Report on Status of Reorganization at 3-5, 7 [Docket No. 9329]; Debtors’ January, 2005 Report on Status of Reorganization at 5-10 [Docket No. 9818]; Debtors’ February, 2005 Report on Status of Reorganization at 4-6 [Docket No. 10160]; Debtors’ March 2005 Report on Status of Reorganization at 4-9 [Docket No. 10504].

(73)         AFA, Press Release, Flight Attendants Fight for ‘Pensions over Pavement’ for O’Hare Expansion (Feb. 18, 2005).

(74)         Declaration of Janice V. Scott (“Scott Decl.”) (Ex. 147) ¶ 15.

(75)         Id.

(76)         Supplemental Declaration of Scott Dolan (“Dolan Supp. Decl.”) (Ex. 137) ¶ 15.

continue to explore any profit improvement suggestions from its unions, none to date has changed the need for the savings and relief United now seeks.

B.            Alternatives to Terminating and Replacing United’s Pension Plans Would Provide Only Limited and Insufficient Relief.

Aside from the inherent problems associated with United’s retention of only one or two pension plans (see Section VIII.D.), anything short of a termination and replacement of all four plans would provide far too little of United’s required relief.

1.             Updated Projections of United’s Minimum Required Pension Contributions and Long-Term Pension Liabilities.

As explained in United’s earlier Memorandum, the Company’s short-term minimum required pension contributions and long-term liabilities are both daunting.(77)  Since that filing, United has updated its funding forecasts to reflect 2005 assumptions and valuations, including the impact of all labor pay reductions achieved by the Company in these proceedings.(78)  But United’s near-term minimum required cash contributions remain essentially unchanged at $4.4 billion over the next six years and $1.3 billion for 2005 alone:(79)

(77)         Memorandum at 68-71.

(78)         Specifically, United’s updated forecasts use January 1, 2005, employee population and pay scale data and December 31, 2004, pension plan asset valuations.  United also revised its projections to include the most-up-to-date interest rate forecasts.  All actuarial data set forth in this Section reflects these updates.  Marnell Supp. Decl. ¶¶ 10-11, 13.  The assumptions also reflect all wage and headcount reductions United has achieved or seeks to achieve through the Section 1113 process, including the agreement that the AFA now seeks to terminate.

(79)         Marnell Supp. Decl. ¶ 20.

Exhibit 4.               UNITED’S PROJECTED MINIMUM FUNDING REQUIREMENTS ($ MILLIONS).

Plan		Pilots	Flight Attendants	MAPC	Union Ground	All Plans
2005		$55	$196	$515	$519	$1,285
2006		$401	$159	$223	$327	$1,110
2007		$647	$219	$291	$309	$1,466
2008		$258	$50	$71	$125	$504
2009		$67	$0	$0	$23	$90
2010	(80)	$0	$0	$0	$0	$0
Total		$1,428	$624	$1,100	$1,303	$4,455

United’s long-term pension liability – or Present Value of Projected Benefits (“PVPB”)(81) – remains equally overwhelming at $10.7 billion if calculated using United’s assumed asset return rate of 9.25 percent or $16 billion using the 6.10 percent discount rate that ERISA and the IRC prescribe for DRC purposes:(82)

Exhibit 5.               UNITED’S PRESENT VALUE OF PROJECTED BENEFITS ($ BILLIONS).

Discount Rate	Pilots	Flight Attendants	MAPC	Ground	Total
9.25%	$3.9	$1.9	$2.4	$2.5	$10.7
6.10%	$5.3	$3.0	$3.8	$3.9	$16.0

(80)         United’s projected minimum contributions are less than $100 million in 2009 and zero in 2010 because the application of the Additional Funding Charge (“AFC”) means that United must eliminate essentially all pension underfunding by 2008.  See Memorandum at 79.

(81)         PVPB values all future obligations in today’s dollars.  See Memorandum at 69-71.

(82)         Marnell Supp. Decl. ¶ 17.  When United filed its earlier Memorandum, the DRC-mandated discount rate was 6.55 percent.  For a full explanation of the DRC, see Memorandum at 36-37.

Because the value of United’s current pension assets is approximately $7.1 billion,(83) United’s underfunded PVPB is at least $3.6 billion or, using the DRC-mandated discount rate, $8.9 billion.

2.             No “Pension Alternative” Would Provide the Permanent and Necessary Savings United Requires to Achieve a Financeable Business Plan.

Termination and replacement of each of United’s defined benefit plans would save United $3.9 billion in total or an average of $645 million per year from 2005 through 2010, even with United contributing between four and six percent of salary to each employee’s replacement plan following termination.(84)

No alternatives to terminating all of United’s plans would net savings anywhere near these numbers.  In fact, anything short of termination and replacement would leave United facing billions of dollars in minimum funding obligations over the next several years and, in any scenario involving plan freezes, still require the Company to establish defined contribution replacement plans likely to cost more than $700 million through 2010.

a.             Freezes Provide Insufficient Savings.

As explained in United’s earlier Memorandum, freezing United’s plans would only stop future benefit accruals, leaving United fully responsible for paying all benefits earned prior to the freeze.(85)  Based on current projections, freezing United’s pensions effective July 1,

(83)         Current as of December 31, 2004.  See Marnell Supp. Decl. ¶ 17.

(84)         In general terms, this figure is derived by calculating the average annual savings due to the elimination of all of United’s minimum required contributions ($743 million annually) less the average annual cost of United’s replacement plans for all groups ($119 million).  See Marnell Supp. Decl. ¶¶ 22-24.  This figure reflects updates since December 2004 to United’s projected headcounts and wage levels.  See Memorandum at 78 n.186.

(85)         This is because of ERISA’s “anti-cutback rule.”  See Memorandum at 38-39.

2005, would save United only $765 million over the next six years and leave United responsible for nearly $3.7 billion in total minimum cash contributions over the same period, with more than $1.4 billion in contributions coming due for the MAPC and Flight Attendant plans alone:(86)

Exhibit 6.               TERMINATION ALTERNATIVES: FREEZES ($ MILLIONS).

Calendar Year Contributions	Pilot	MAPC	Ground	Flight Attendant	Contribution Totals
2005	$55	$508	$512	$190	$1,265
2006	$338	$182	$293	$134	$947
2007	$498	$156	$254	$186	$1,094
2008	$184	$39	$77	$38	$338
2009	$46	$0	$0	$0	$46
2010	$0	$0	$0	$0	$0
Total	$1,121	$885	$1,136	$548	$3,690

And even the modest $765 million in projected savings attributable to a freeze of all plans would be almost completely devoured by United’s projection of approximately $714 million in defined contribution replacement plan costs over those same six years.(87)  Freezes will therefore do little to alleviate either United’s short-term or long-term pension obligations.

b.             Freezes and Single-Year IRS Waivers Would Not Significantly Reduce United’s Pension Costs.

Given the size of United’s current pension liabilities, plan funding waivers from the IRS would provide only modest and temporary relief, even if United also freezes all of its

(86)         Marnell Supp. Decl. ¶ 72.

(87)         Id. ¶ 73; Supplemental Declaration of Mark Nelsen (“Nelsen Supp. Decl.”) (Ex. 138) ¶ 4.

plans.  In fact, United would still have to contribute almost $3.6 billion to its pension plans from 2005 through 2010, including more than $1.3 billion for just the MAPC and the Flight Attendant plans:(88)

Exhibit 7.               TERMINATION ALTERNATIVES: FREEZES AND 2005 WAIVER ($ MILLIONS).

Calendar Year Contributions	Pilot	MAPC	Ground	Flight Attendant	Contribution Totals
2005	$0	$0	$0	$0	$0
2006	$224	$123	$198	$91	$636
2007	$594	$474	$566	$324	$1,958
2008	$216	$172	$284	$88	$760
2009	$55	$46	$107	$17	$225
2010	$0	$0	$11	$0	$11
Total	$1,089	$815	$1,166	$520	$3,590

Waivers provide little assistance to a plan sponsor over the long haul because they only delay – and do not reduce – minimum cash contributions.  In fact, because the IRS charges employers substantial interest on any amounts waived, funding waivers can actually increase an employer’s total required contributions over time.  Further mitigating the benefit of waivers, the Internal Revenue Code also generally requires that employers pay back all sums waived on a tight five-year amortization schedule.(89)  Perhaps even more significantly, the IRS has never granted a waiver in the amount United would need.  Even if United could obtain the sizable single-year waiver while freezing all its plans, the cost of United’s replacement plans – an

(88)         Marnell Supp. Decl. ¶ 75.

(89)         26 U.S.C. § 412(b)(2)(C).

estimated $714 million through 2010 – would largely consume the $865 million the Company would save over the same period by freezing and securing waivers for its plans.(90)

c.             Freezes With Three-Year IRS Waivers Are Also Not the Answer to United’s Pension Problems.

Even if United could secure waivers from the IRS for three consecutive years while also freezing all of its plans, the Company would still face staggering required pension contributions over the next five years.  Under such an unlikely waiver scenario,(91) United would have to pay more than $3.4 billion to its pension plans from 2005 through 2010, including more than $1.2 billion for the MAPC and the Flight Attendant plans:(92)

Exhibit 8.               TERMINATION ALTERNATIVES: FREEZES AND 2005-07 WAIVERS ($ MILLIONS).

Calendar Year Contributions	Pilot	MAPC	Ground	Flight Attendant	Contribution Totals
2005	$0	$0	$0	$0	$0
2006	$41	$123	$152	$58	$374
2007	$182	$236	$247	$122	$787
2008	$270	$150	$247	$118	$785
2009	$398	$218	$395	$122	$1,133
2010	$140	$76	$146	$31	$393
Total	$1,031	$803	$1,187	$451	$3,472

(90)         Marnell Supp. Decl. ¶ 76; Nelsen Supp. Decl. ¶ 9.

(91)         United’s inability to provide the IRS any meaningful security interest, the unprecedented dollar amount that would be involved in securing such waivers, and the legal standard governing the IRS’s decision that the Company needs to be suffering a “temporary business hardship” all make waivers impracticable.  Furthermore, the IRS never has granted a waiver for more than one year at a time.  See Memorandum at 113-114; see also Section V.B.2.b. infra.

(92)         Marnell Supp. Decl. ¶ 78.

As with the savings from single-year waivers, the figures in the chart above understate United’s cash costs under an all-plan freeze and three-year waiver scenario because they do not account for the estimated $714 million in defined contribution replacement plan costs that United would be required to make through 2010.(93)  United’s apparent cash savings of nearly $1 billion through 2010 by maximizing the benefits of freezes and waivers is, therefore, roughly only $300 million.(94)

d.             “Restoration Funding” Would Not Substantially Reduce United’s Required Contributions Over the Long-Term.

Nor is restoration funding the long-term solution to United’s pension situation.  To begin with, the PBGC has been unreceptive to terminating a plan solely for the purpose of restoring it on a more forgiving funding schedule.(95)  Even assuming the PBGC would change its position and allow United to spread its required contributions over the maximum allowed 30 years, the Company still would have to pay about $2 billion to its plans through 2010 and would continue to bear about $500 million a year in required contributions for decades to come.  In fact, through 2030, United’s contributions would total more than $12 billion:(96)

(93)         Id. ¶ 79; Nelsen Supp. Decl. ¶ 9.

(94)         Marnell Supp. Decl. ¶ 79.

(95)         See Memorandum at 115-16.

(96)         Marnell Supp. Decl. ¶ 81.  United also has considered contributing non-cash assets to its pension plans in lieu of cash.  Unfortunately, the Company does not have any non-cash assets that it could contribute to its pension plans.  United already has sold a number of its assets during the course of its bankruptcy to maintain liquidity, and assets that remain are critical to the Company’s operations and/or will be necessary to use as collateral for its exit financing.  Moreover, ERISA prohibits the contribution of non-cash assets to pension plans, 29 U.S.C. § 1106(a)(1), and so the Company would need an exemption from the Department of Labor (“DOL”) even if it had assets that could be contributed.  29 U.S.C. § 1108(a); see also 29 CFR § 2570.30, et seq.

Exhibit 9.               UNITED’S MINIMUM CONTRIBUTION REQUIREMENTS WITH RESTORATION FUNDING ($ MILLIONS).

Calendar Year Contributions	Pilot	MAPC	Ground	Flight Attendant	Contribution Totals
2005	$0	$0	$0	$0	$0
2006	$82	$63	$71	$41	$257
2007	$132	$100	$115	$65	$412
2008	$139	$103	$117	$67	$426
2009	$148	$107	$120	$69	$444
2010	$160	$111	$124	$71	$466
Total	$661	$484	$547	$313	$2,005
Total 2005-2015	$1,590	$1,088	$1,186	$668	$4,532
Total 2005-2030	$4,971	$3,268	$2,825	$1,673	$12,737

C.            The PFEA Is Set to Expire This Year, and There Is No Legislative Relief on the Horizon for Pension Plan Sponsors.

The Pension Funding Equity Act (“PFEA”) is set to expire at the end of this year and the leading legislative proposal to take its place would likely only increase United’s pension costs.(97)  Congress enacted the PFEA in April 2004 to provide temporary relief from ERISA’s funding requirements.  The PFEA afforded two main short-term benefits.  First, the PFEA decreased required 2004 and 2005 contributions by temporarily increasing the interest rate used to calculate pension liabilities.  Second, it permitted certain employers, such as the airlines and

(97)         Kuhlman Supp. Decl. ¶ 40.

steel companies, to defer 80 percent of the 2004 and 2005 plan year “additional funding charges” to 2006 and beyond.(98)

Despite the modest relief that the PFEA will afford through 2005, United still faces staggering required contributions of over $1.2 billion for its pension plans this year, and those costs will get even worse after the PFEA expires at year’s end.(99)  Without further legislative action, interest rates will revert to the lower 30-year Treasury rate, the 2006 additional funding charge will be due in full, and the sizable additional funding charge deferrals from the last two years must be paid over the next three to five years.(100)

No meaningful replacement for the PFEA is under discussion on Capitol Hill.  To the contrary, the proposal receiving the most attention – President Bush’s 2005 pension reform plan – would likely increase United’s pension costs.(101)  Although certain provisions of the President’s proposal may provide marginal relief to some employers, the initiative would likely make it even more difficult for financially troubled plan sponsors like United to continue funding

(98)         For a more thorough discussion of the PFEA, see Memorandum at 63-65, 112-13.

(99)         Kuhlman Supp. Decl. ¶ 37; Marnell Supp. Decl. ¶ 20.

(100)       Kuhlman Supp. Decl. ¶ 39.

(101)       Id. ¶ 40. See The Administration’s Single Employer Defined Benefit Pension Reform Proposal, Feb. 7, 2005, available at http://www.dol.gov/ebsa/pdf/SEPproposal2.pdf, last visited Mar. 30, 2005.  The key components of the President’s proposal are:  (1) higher PBGC premiums (from $19 to $30 per participant), plus additional risk-based premiums for underfunded plans; (2) a seven-year period to make additional funding charge payments (up from the current three to five years); (3) requiring “financially weak” companies to use more conservative funding measures; (4) use of “duration-matching” interest rates to calculate pension liabilities based on when participants’ benefits will be paid in the future (higher rates would be used to discount benefits expected to be paid further in the future, while lower rates would apply to benefits to be paid to participants in the near term); and (5) eliminating credit balances.  See Bear Stearns, Airlines: Fear and Loathing on the Pension Front; Competitive and Legislative Uncertainties Abound at 17 (Mar. 2005).

their pension plans.(102)  While the proposal would increase to seven years the time for employers to make up underfunding, other provisions would more than offset that limited benefit.(103)  For example, President Bush’s plan requires “financially weak” employers – which United presently would be considered – to use more conservative assumptions to calculate their funding targets, raising required pension payments.(104)  Additionally, “duration matching” interest rates would hit sponsors with large near-term benefit payments (such as United) particularly hard by requiring them to use a much lower discount rate, increasing liabilities.(105)  Finally, in addition to raising the flat-dollar PBGC premiums all employers must pay from $19 to $30 per participant, the Bush proposal would charge “financially weak” sponsors an additional risk-based premium for every dollar of underfunding in their plans.(106)

In short, President Bush’s proposals would likely put even more financial pressure on employers (like United) already overwhelmed by immediate multi-billion dollar funding

(102)       Kuhlman Supp. Decl. ¶ 41.  According to Bear Stearns, while “the full potential effect of enacting the Administration’s proposals is uncertain at this time, our initial take is that the airlines would see little benefit, and could suffer perhaps even more financial pressure under the Bush plan.”  Bear Stearns, Airlines: Fear and Loathing at 17.

(103)       Kuhlman Supp. Decl. ¶ 41.

(104)       Id. ¶ 42.  “Financially weak” sponsors include any entity that has any senior unsecured debt rated below investment grade.  The Administration’s Single Employer Defined Benefit Pension Reform Proposal at 14-15.  Financially weak sponsors would have to use the following funding assumptions under the President’s proposal: (1) retirement rates would be accelerated to the earliest available retirement date; (2) benefits would be distributed in whatever form results in the largest liability for the plan; and (3) a “loading factor” ($700 per participant plus four percent of the plan’s liability) would be charged to reflect the additional administrative cost of purchasing a group annuity if the plan were to terminate.  Id. at 16.

(105)       Kuhlman Supp. Decl. ¶ 42.

(106)       Id. ¶ 40; The Administration’s Single Employer Defined Benefit Pension Reform Proposal at 31-32.

liabilities when those employers need relief the most.(107)  As ALPA has observed, “taken as a whole, [President Bush’s proposal] would make it much more costly for United to maintain its current pension plans.”(108)  Other airline executives have expressed similar concern over the President’s proposal.  Northwest’s Vice President for Government Affairs called the plan “a death sentence for the airlines’ pension plans.”(109)  And Delta’s Senior Vice President of Government Affairs explained that the “Administration’s proposal would not help us.  The primary reason is not the seven years but the interest rate assumption, which would not give us the kind of relief we are looking for in terms of funding obligations we have got in the near term.”(110)  United cannot count on a legislative solution to its pension problems any time soon.

VI.           UNITED’S SECTION 1113(c) AGREEMENTS AND PROPOSALS.

Through difficult but successful negotiations, United and many of its unions made significant progress in obtaining the cost savings United needs for a successful restructuring.  In mid-December, United reached agreement on CBA reductions as well as a pension solution with ALPA, followed by agreements with PAFCA and TWU later that month.  Although the Court did not approve the original agreements, United and these three unions reached new agreements in mid-January that were ratified again by their respective memberships and then approved by the Court.

On the eve of the Section 1113 trial, United also agreed on modified wages, benefits, and work rules with the AFA, and modified wages, benefits, work rules and outsourcing

(107)       Kuhlman Supp. Decl. ¶ 41.

(108)       Bear Stearns, Airlines: Fear and Loathing at 18.

(109)       Evan Perez, Airlines Lobby for Pension Relief, Wall St. J., Mar. 17, 2005, B2.

(110)       Bear Stearns, Airlines: Fear and Loathing at 18.

with AMFA.  Neither of these tentative agreements, however, provided for pension relief; instead, the agreements deferred that issue for 90 days to provide the parties more time to evaluate any viable alternatives.  The AFA’s membership ratified the tentative agreement on January 31, and the Court approved it that same day, though the AFA’s leadership has since decided to back out of the parties’ agreement.  The AMFA agreement was not ratified, thereby prompting United to file – and this Court to grant – temporary wage and sick pay reductions under Section 1113(e).

Finally, United and the IAM were unable to reach a tentative agreement, so the Company filed a Section 1113(e) motion for interim wage and sick pay reductions.  The IAM did not oppose the motion, which the Court granted on January 6.  Interim relief against the IAM was originally set to end on April 11, but has been extended through May 31.

A.            The Company’s Agreements with ALPA, PAFCA and TWU.

In January, United reached agreements to provide labor savings with ALPA, PAFCA and TWU that each group’s membership ratified and the Court approved.  As part of those negotiations, the parties agreed that the new CBAs would run from 2005 through 2009, instead of 2010 as originally proposed by the Company.(111)  Each of the new agreements came within one percent of United’s targeted average annual savings from 2005 through 2009:

(111)       Supplemental Declaration of Peter B. Kain (“Kain Supp. Decl.”) (Ex. 139) ¶ 3.

Exhibit 10.             SAVINGS FROM AGREEMENTS COMPARED TO ALLOCATION TARGETS.(112)

Union	Target for 2005-2009 AAS (millions)	Actual 2005-2009 AAS (millions)
ALPA	$182	$181
PAFCA	$2.86	$2.84
TWU	$0.23	$0.23

Among other changes, all three unions agreed to substantial wage reductions:  11.8 percent for ALPA, 5.2 percent for PAFCA, and 7.2 percent for TWU.(113)  Each union also agreed to a combination of changes to pay factors, work rules, and benefits to meet their target.(114)  And although not part of United’s initial proposals, United and the parties agreed to reduce potential success sharing payouts in exchange for lesser wage reductions.(115)

The ALPA, PAFCA and TWU agreements each resolve the contentious issue of pension plan termination insofar as it concerns the Company’s CBAs.  These three agreements provide that, after May 11, 2005, the unions will waive any claim that termination of their defined benefit plans violates their respective CBA and will not oppose pension termination.(116)  If the defined benefit plans are terminated, United will implement a 6 percent defined

(112)       Id.

(113)       Letter of Agreement between United and ALPA (“ALPA Agreement”) (Ex. 159) ¶ 2; Agreement between United and the AFA (“AFA Agreement”) (Ex. 160) at p. 1; Letter of Agreement between United and PAFCA (“PAFCA Agreement”) (Ex. 161) ¶ 2; Letter of Agreement between United and TWU (“TWU Agreement”) (Ex. 162) ¶ 2.  TWU’s wages will be increased by approximately 1.5 percent on July 1, 2005.  TWU Agreement ¶ 2.

(114)       ALPA Agreement ¶ 3, Ex. B-1, B-2, B-3; AFA Agreement at pp. 2-3; PAFCA Agreement ¶ 3, Ex. B; TWU Agreement ¶ 3, Ex. B-1, B-2.

(115)       ALPA Agreement Ex. B-3; AFA Agreement at p. 3; PAFCA Agreement Ex. B, at p. 15; TWU Agreement Ex. B-1, at p. 11.

(116)       ALPA Agreement ¶ 4.a.; PAFCA Agreement ¶ 4.a.; TWU Agreement ¶ 4.

contribution plan for ALPA,(117) a 6 percent defined contribution plan for PAFCA,(118) and a sliding scale defined contribution plan for TWU averaging 5.5 percent.(119)

In further exchange for these concessions, United will replace the current profit-sharing plan with one providing for 7.5 percent of profits in 2005 and 2006, and 15 percent thereafter, if the Company’s pre-tax earnings exceed $10 million.(120)  The Company also will support a distribution, pro rata with general unsecured claims, equal to 20 months’ value of these modifications.(121)  Finally, in recognition of all the sacrifices and benefits provided by ALPA, PAFCA and TWU throughout the bankruptcy, if their defined benefit plans are terminated, United will issue $550 million worth of convertible notes to pilots, $400,000 worth to dispatchers, and $24,000 worth to meteorologists.(122)

Finally, each of these agreements may be terminated by either party if United does not achieve a proportionate amount of savings from other labor groups.  These savings must come from “revisions to the labor contracts of the Company’s other unionized employees” and “the wages, benefits and working conditions” of SAM employees.(123)  (Indeed, it is this provision

(117)       ALPA Agreement ¶ 5.

(118)       PAFCA Agreement ¶ 5.  The PAFCA replacement plan begins at 4 percent and increases to 6 percent upon exit.  Id.

(119)       TWU Agreement ¶ 5.  Contributions to the TWU replacement plan start upon exit.  The contributions are based on an individual’s age plus years of service, ranging from 3.25 percent of pay for the least senior to 7.25 percent of pay for the most senior.  On January 1, 2010, the contributions become 5.5 percent of pay for all TWU employees.  Id.

(120)       ALPA Agreement ¶ 6, Ex. C; PAFCA Agreement ¶ 6, Ex. C; TWU Agreement ¶ 6, Ex. C.

(121)       ALPA Agreement ¶ 8, Ex. E; AFA Agreement, Appendix D; PAFCA Agreement ¶ 8, Ex. E; TWU Agreement ¶ 9, Ex. E.

(122)       ALPA Agreement ¶ 7, Ex. D; PAFCA Agreement ¶ 7, Ex. D; TWU Agreement ¶ 7, Ex. D.

(123)       ALPA Agreement ¶ 16.c.; AFA Agreement at p. 3; PAFCA Agreement ¶ 15.d.; TWU Agreement ¶ 16.c.

that the AFA’s leadership now seeks to invoke, in telling isolation from the other unions with such agreements, in an effort to terminate the AFA’s January 2005 agreement with the Company.)  Moreover, the ALPA agreement requires changes to the total labor costs, including pensions, of other groups that are reasonably expected to produce at least $1.0 billion in average annual savings.(124)  The ALPA agreement also contains a provision on “Fair and Equitable Pension Treatment” requiring that the pilots receive the benefit of any solution implemented by United that allows for the continuation of another group’s defined benefit pension plan.(125)

B.            The Company’s Proposals to the AFA, IAM and AMFA.

Turning to the Company’s outstanding proposals to its unions, the proposal to the AFA had been simple and concise.  Up until three days ago, United had proposed that the CBA be modified so as not to require the Company to maintain the Flight Attendant Plan.  But, on April 8, the AFA issued a notice to terminate the agreement the parties reached in January.  The Company vigorously disagrees with the basis for that notice.  Rather than contest the AFA’s action regarding the January agreement, however, United proposes simply to return to the Company’s 1113(c) proposal filed with the Court in January, still including the removal of any requirement to maintain the flight attendants’ defined benefit pension plan, but with an increase in the proposed replacement plan from 3 percent to 4 percent, to be offset by larger wage reductions.  By taking this step, the Company will avoid the procedural quagmire that would otherwise come from a dispute over the AFA’s attempt to terminate the January 2005 agreement while the Section 1113(c) proceedings are continuing apace.  Going forward now with the

(124)       ALPA Agreement ¶ 16.c.

(125)       ALPA Agreement ¶ 24.

Section 1113(c) proceedings against the AFA on non-pension issues will provide the certainty that the Company needs at this difficult time.

United proposes a similar flexibility with respect to pensions for the IAM and AMFA,(126) and similarly needs these unions to provide their fair share of long-term labor cost reductions.  United has proposed that these savings come from a combination of wages, benefits, work rule changes and outsourcing.  Accompanying this Supplemental Memorandum is the Supplemental Appendix, which updates United’s proposals to the AFA, IAM and AMFA.

C.            SAM Employees Have Borne–and Will Continue to Bear–Their Fair Share of the Cost-Cutting Burden.

Like United’s unionized employees, the Company’s SAM employees have had their wages reduced, their numbers shrunk, and their benefits cut or eliminated.

1.             SAM Employees Have Suffered Drastic Pay Cuts, Headcount Reductions and Benefit Changes.

SAM employees, in contrast to the Company’s unionized workforce, were already paid below market at the time United filed for bankruptcy.(127)  United nevertheless reduced SAM compensation as one of its first cost-cutting measures in Chapter 11:

•              United imposed salary reductions for all SAM employees of up to approximately 11 percent in December 2002;

•              SAM employees forfeited 2002 merit bonuses, thereby increasing the effective salary reductions; and

•              Consistent with changes imposed on its entire workforce, United reduced all SAM employees’ medical and dental benefits, while increasing their premium contributions.(128)

(126)       Indeed, retaining the requirement to maintain the defined benefit pension plans in the IAM and AMFA CBAs would be absurd if the PBGC is successful in involuntarily terminating the Ground Plan.

(127)       Supplemental Declaration of M. Lynn Hughitt (“Hughitt Supp. Decl.”) (Ex. 140) ¶ 4.

At the same time, United reduced the SAM workforce, requiring each remaining SAM employee to assume increased responsibilities and work longer hours for less pay.(129)

United’s officers contributed substantially to these savings.  They took an immediate 11 percent average salary cut, forfeited 2002 merit increases, and saw their benefits reduced.  All the while, market conditions for officer-level employees improved, widening the gap between United’s officer compensation and relative market rates.(130)

SAM employees again have stepped up to do their part in this latest round of concessions.  Like the unionized workforce, SAM employees will provide cost reductions proportionate to their relative share of United’s 2004 labor costs.  SAM is ahead of plan towards fulfilling its commitment:

•              Reducing wages.  Effective January 2005, members of United’s Executive Council took an 11 percent salary reduction, all other officers an 8 percent cut, management employees 6 percent, and salaried employees 4 percent.(131)  In addition to those permanent reductions, all SAM employees took a 4 percent additional, temporary reduction that was in effect from January through mid-February 2005.

•              Headcount reductions.  The SAM workforce will be reduced through headcount reductions and shared services.

•              Benefit reductions.  SAM employees have seen their benefits cut.  United reduced paid holidays from 10 to 8, modified the vacation accrual

(128)       Id. ¶ 5.

(129)       Id. ¶ 6.

(130)       Supplemental Declaration and Expert Report of Douglas Friske (“Friske Supp. Decl.”) (Ex. 133) ¶ 22.

(131)       The 4 percent reduction initially implemented for salaried employees was modified to 2 percent on April 1, 2005.  Simultaneously, the target level of salaried employees’ participation in United’s Success Sharing program was reduced from 5 percent to 3 percent.  Hughitt Supp. Decl. ¶ 8 & n.2.

schedule, eliminated life insurance benefits for future retirees, and increased premiums for medical and dental insurance.(132)

These cost-cutting measures will achieve average annual savings of $112 million over the next five years.  In addition, the Company has a separate BII initiative to reduce overhead costs by an additional $30 million annually by 2006.  It is expected that these savings will be realized through further reductions to SAM headcount, outsourcing and cuts in non-labor spending in areas such as professional fees.

2.             Unconstructive Attacks on SAM Contributions by the AFA are Unfounded, Unfair and Ignore Market Realities.

Rather than focusing on a possible pension solution, the AFA has devoted the last three months to second-guessing the sacrifices of SAM employees.(133)  The AFA first claimed that $30 million in General and Administrative (“G&A”) savings should not count towards SAM’s $112 million target because United already planned these reductions before the Section 1113 process commenced.  Next, the AFA charged that the most recent round of SAM employee contributions was “illusory” because United based them off of planned pay increases assumed in the Company’s labor model.  The AFA culminated its attack in an allegation that United had failed to provide sufficient proof that it would meet $46 million in planned productivity

(132)       Hughitt Supp. Decl. ¶ 10.

(133)       AFA, Dear AFA (Mar. 18, 2005) (Ex. 170) (“As we concluded our audit, significant discrepancies in the company’s valuation of the Salary and Management’s group concessions became apparent.  The company was not measuring the cost reductions for this group in the same manner that they were for all other employee groups.”); AFA, Dear AFA (Mar. 25, 2005) (“Last Friday we told you that an audit of salaried and management concessions had been concluded and found significant discrepancies in the company’s valuation of this group’s concessions.”); Letter from G. Davidowitch to J. Brace of Feb. 1, 2005 (Ex. 149) (“Based upon recently received information AFA does not believe that United is complying with its commitment to obtain $547 million in savings from the other employee groups.”); Letter from G. Davidowitch to J. Brace of Feb. 28, 2005 (Ex. 156) (“Our review of the Company’s summary valuations continues to raise concerns related to the cash savings accruing from the Salaried and Management (SAM) group.”).

improvements.  This last charge the AFA has now used as the basis for its purported “termination” of the parties’ agreement.  This latest attempt by the AFA to throw mud in these proceedings should be seen for what it is:  a transparent ploy to gain leverage in an effort to halt the necessary termination and replacement of the flight attendants’ pension plan.

a.             United Cannot Afford to Pay SAM Employees Below Market Indefinitely.

Paying under-market compensation to SAM employees has created a severe attrition problem.(134)  Voluntary SAM employee departures spiked immediately after the ATSB’s denial of United’s application for guarantees.(135)  After a short downturn during the holiday season (reflective of the typical seasonality of turnover), attrition has risen once again.  For March 2005, voluntary attrition by SAM employees stood at over 13 percent:

(134)       As Douglas Friske, a compensation expert from Towers Perrin, attests, paying below-market wages on a consistent basis ultimately leads to voluntary attrition and is unsustainable for any business.  Friske Supp. Decl. ¶¶ 21-22.  Although departures often can be temporarily offset through internal promotions and targeted external hires, below-market compensation in the long-term can cause ongoing management instability detrimental to company performance and morale.  Id. ¶ 21.

(135)       Hughitt Supp. Decl. ¶¶ 14-16.

Exhibit 11.             SAM VOLUNTARY ATTRITION.

This alarming trend becomes even more stark when compared to the path of unionized attrition:

Exhibit 12.             COMPARISON OF SAM VERSUS UNIONIZED ATTRITION.

The effect of SAM attrition is even more serious than the raw numbers suggest.  Attrition has hit United hardest in precisely the areas where high performers are most needed and replacements are hardest to find – finance, sales, marketing, and information services.(136)  At some point, United will have no choice but to increase its pay to SAM employees to market levels if it is to create a stable workforce that can compete for the best talent.

b.             United’s Labor Model Assumed Wage Increases for SAM Employees to Address the Attrition Problem and Fairly Credited the Savings from SAM Employees.

As part of the Section 1113 process, United committed to secure $112 million in average annual savings from the SAM population.  This commitment was predicated on a labor model shared with all of the Company’s unions in November 2004 that assumed that the Company would have to increase SAM compensation to market by 2006.(137)  United needed these increases both to put SAM compensation within striking distance of market levels, and to address the serious attrition issue facing the Company.(138)

(136)       Id. ¶ 17.  Moreover, finding replacements has not been easy.  See id. ¶¶ 17-19.  United has experienced significant increases in interview “no-shows,” decreased activity on its recruitment web-portals, and the number of offers declined has doubled since the ATSB’s denial.  Id. ¶ 18.  Attracting high performers also costs money.  To replace those lost this year alone, United has incurred significant expenses for recruiting ($3 million in the last 15 months) and relocation costs ($6.2 million in that same time period).  Id. ¶ 19.  While United tries to keep salary offers in line with internal pay scales, the reality of the marketplace means that to lure talented replacements, United must pay at (or near) market, which is generally above the salary of incumbents.  Id.

(137)       Since then-current (i.e., pre-October 2004) salary levels for SAM employees were an average of 10 percent below the Company’s estimate of market levels, restoring SAM wage rates to market would require annual increases of 7.45 percent in each of 2005 and 2006.  When measured against an assumed underlying inflation rate of 1.82 percent in 2005 and 1.26 percent in 2006, these increases would move SAM average pay rates from 90 percent of market levels in 2004 to 100.8 percent of market levels in 2006.  Hughitt Supp. Decl. ¶ 22 & n.3.

(138)       For example, by November 2004, total direct compensation to United’s officers was 70 percent below the competitive median.  Friske Supp. Decl. ¶ 16.

Not stopping there, the Company’s senior management put in motion a plan to pursue additional opportunities for SAM savings.  Five management employees with experience (both inside and outside of United) in streamlining corporate overhead set out to assess opportunities like shared services and outsourcing of non-core work, improving efficiency and eliminating redundancy.(139)

In February 2005, the AFA for the first time challenged the SAM wage increases assumed in the model that it had received three months earlier.  The AFA claimed that the assumed increases made the SAM wage cuts “illusory.”  The AFA refused to acknowledge the SAM attrition problem, demanding instead that the Company reduce the assumed pre-concession wage increases for SAM employees contained in the model.(140)  The Company expects these efforts to produce an additional $30 million in annual SAM G&A savings by 2006.

The AFA also complained that part of SAM’s $112 million in savings would come from $30 million in G&A savings initiatives that were already in the works before the resumption of the Section 1113 process in late 2004.(141)  This issue, too, was nothing new to the AFA.  It had known for months, and long before entering into its agreement with the Company, that United had counted the $30 million in G&A savings towards SAM’s $112 million allocation.(142)  As United advised the AFA before, there was no logical reason not to include the

(139)       Hughitt Supp. Decl. ¶ 25.

(140)       Letter from G. Davidowitch to J. Brace of Feb. 28, 2005.

(141)       Letter from G. Davidowitch to J. Brace of Feb. 1, 2005; Letter from J. Brace to G. Davidowitch of Feb. 8, 2005 (Ex. 152).

(142)       Specifically, United’s Sara Fields detailed this issue in her declaration in support of United’s Section 1113 motion filed last December, and counsel for the AFA questioned United’s Pete McDonald at length about the $30 million in G&A savings at his deposition.  Declaration of Sara A. Fields (“Fields Decl.”) (Ex. 114) ¶¶ 6-7; Deposition of Peter McDonald, Jan. 5, 2005, at 28-32 (Question by

(Footnote Continued...)

$30 million in savings from headcount reductions towards the SAM target merely because United planned those cuts before distributing its Section 1113 proposals to the unions.  As the AFA’s own agreement recognizes, because SAM employees do not have CBAs, any reductions in “the wages, benefits and working conditions” of SAM employees should count toward their allocation.(143)  Regardless of when it was planned, the G&A headcount reduction clearly was a sacrifice appropriately counted in considering whether SAM employees are providing proportionate relief.

Notwithstanding the need to address the attrition and under-compensation problems and the fairness inherent in giving proper credit to SAM employees for G&A headcount savings, United’s additional G&A savings should have mooted the AFA’s professed concerns.(144)  Further, the Company designed a plan to achieve savings of at least $112 million when valued against SAM salary increases of 1.5 percent annually (rather than the higher percentages in the model the AFA received back in November).(145)  While United appreciates that these further commitments will hamper its ability to address the SAM attrition problem, the Company committed to these savings as part of its ongoing and relentless focus on cost-reduction across the enterprise.  But these additional measures did not convince the AFA to do

Mr. Clayman, counsel for the AFA:  “So can you explain why Sara Fields in her declaration claims $30 million of credit towards the $112 million that she’s been designated to identify as part of the 725?”).

(143)       AFA Agreement at p. 3.

(144)       Letter from J. Brace to G. Davidowitch of Feb. 8, 2005 (“In any case, notwithstanding the fact that savings from SAM employees should count regardless of the initiative under which the savings are derived, the Company will not count an additional $30 million in steady state G&A savings contemplated by the Business Improvement Initiatives (‘BII’) towards SAM’s allocation.”); Letter from J. Brace to G. Davidowitch of Feb. 22, 2005 (Ex. 154) (“First, as I indicated in my letter of February 8, the Company is in the process of implementing $30 million in reductions to overall SAM costs over and above the G&A initiative which is expected to achieve $33 million in average annual savings from 2005 through 2009.”); Hughitt Supp. Decl. ¶¶ 23-25.

(145)       Hughitt Supp. Decl. ¶ 24.

its part to address the Company’s pension problems.  Unfortunately, they only drove the AFA to seek out a new ground to attack the SAM contributions.

c.             United Can and Will Secure $46 Million in Annual Productivity Improvements Through 2009.

The AFA’s most recent missive – which it has manufactured as a reason to “terminate” its agreement with United – suggests that United will not secure the promised $46 million in average annual SAM productivity improvements through 2009.  The AFA is wrong.  In fact, United is ahead of plan for 2005 SAM productivity improvements.(146)  United will likely exceed its target for the 2005 plan year, which itself should leave no doubt of United’s commitment toward fulfilling this promise.

But the AFA has not been satisfied, instead insisting on a line-by-line audit identifying each specific cut that will occur in the future to meet the $46 million SAM average annual productivity improvement target.  Contrary to the AFA’s demand, United will not make hasty decisions on future productivity needs merely so that it can identify to the AFA today the line-by-line basis for its projected and committed-to savings.  Instead, United will complete the deliberate, thoughtful process required to identify the appropriate initiatives necessary to meet its 2006 - 2009 SAM efficiency targets, and it will take months to complete that process.  Regardless, United will complete that work and secure the promised savings for 2006 in advance of the 2006 deadline.(147)

*              *              *

(146)       Hughitt Supp. Decl. ¶¶ 9, 25.

(147)       Id. ¶ 25.

It bears further emphasis that the second round of Section 1113 savings being sought by United are likely to prove the bare minimum required in light of the drastic increase in current and projected fuel prices.  As of April 8, forward-curve forecasts could put fuel prices at roughly $700 million more than assumed in Gershwin 5F for 2005 and 2006.(148)  Needless to say, the Company’s business plan cannot readily absorb such a massive cost increase.  United is doing everything else it can to offset higher fuel prices, including multiple fare increases, scrutinizing the Company for any remaining cost savings, and considering whether to cut capacity.

As a result, no one should be under any illusion that the Company does not require every penny of the additional savings that United is now seeking from its employees and retirees.  To the contrary, a strong case could be made that United requires even more.  Nevertheless, the Company remains committed to seeking consensual resolutions with all unions based on the $725 million per year target for non-pension savings.  As with past agreements, however, United reserves its right to seek or impose different relief as circumstances warrant.

VII.         UNITED CONTINUES TO SATISFY THE REQUIREMENTS OF SECTION 1113(c).

The economic events over the last three months, coupled with the Company’s continued effort to resolve its labor and pension issues with its unions, lend further support to United’s application for relief under Section 1113.  United’s ongoing information-sharing and bargaining with the AFA, IAM and AMFA more than fulfill Section 1113’s procedural requirements.  The sharp increase in crude oil prices and the unremitting industry environment remove any doubt that the proposed labor savings and pension termination and replacement are

(148)       Dingboom Supp. Decl. ¶ 6.

critically necessary for United’s successful restructuring and exit from Chapter 11.  Finally, ALPA, PAFCA and TWU are all providing long-term labor savings and, subject to certain conditions, will not oppose pension termination.  Fairness and equity require that the AFA, IAM and AMFA provide proportionate relief.

A.            United’s Continued Efforts to Negotiate with Its Unions.

Since the agreements and interim relief implemented in January for AFA and IAM and February for AMFA, the Company has bargained (or attempted to bargain) with the AFA, IAM and AMFA over the remaining, unresolved issues.  As has been true since November 4, United has been willing to negotiate over any CBA modifications so long as each group satisfies its overall dollar target.  US Airways took the same approach in its most recent round of Section 1113 negotiations where the bankruptcy court granted that carrier’s Section 1113(c) motion against the IAM.  See In re US Airways, Inc., No. 04-13819, 1/6/05 Hr’g Tr. at 22 (Bankr. E.D. Va.) (Ex. 171) (“[T]he company had basically determined for each of its labor groups a dollar amount of concessions it sought … however, [] the company was not insistent upon any particular changes but was insistent on the total dollar amount of the concessions to be achieved and the company was willing to negotiate trade-offs or various methods of achieving the ask provided the dollar target was met.”).  Unfortunately, the negotiations that have occurred so far represent a marked refusal by the unions to come to grips with the need for significant, hard-dollar savings.

1.             IAM.

The IAM began by flat-out refusing to negotiate over non-pension CBA savings until the parties resolved the pension issue, all while publicly insisting that “there [was] not a set of circumstances that could exist in which the IAM would agree to the voluntary termination of its members’ defined benefit pensions.”(149)  Indeed, once the PBGC initiated involuntary termination proceedings for the Ground Plan, the IAM threatened that “[f]ailure by United to reach an agreement with the IAM [to preserve its members’ pensions] could lead to strike action against the carrier.”(150)  Unconstructive rhetoric aside, the Company has continued to engage the IAM on whether a solution exists to achieve the required pension and non-pension savings.

The IAM’s only formal pension proposal to date is to spin off all IAM participants into their own plan and then ask the PBGC to permit restoration funding for that new IAM plan.(151)  For the reasons already discussed in Section V.B.2.d., this proposal does not provide sufficient relief.  Nor has the PBGC been receptive to restoration funding in the past.  Despite United’s efforts, negotiations over non-pension savings have not yet begun as the IAM has said that it will provide a non-pension counter-proposal only if the Company reduces its allocation target.(152)

2.             AMFA.

Bargaining with AMFA was understandably delayed by its need to determine why the Company’s mechanics and related employees voted down the tentative agreement.  But

(149)       IAM District 141, Untitled Posting (Jan. 31, 2005) (Ex. 172) (quoting from letter sent by IAM District 141 President and Directing General Chairman Randy Canale to United Chief Financial Officer Jake Brace); see also IAM District 141, United Airline Pension and 1113(c) Update (Mar. 4, 2005) (“However, there will be no agreement with United Airlines on contract modifications unless our members’ retirement benefits are secured.”); IAM District 141, Untitled Posting (Jan. 13, 2005) (“The IAM will not reach any voluntary agreement that terminates your pensions. … The IAM will not agree to any of the long-term concessions United is seeking unless and until our members’ pensions are preserved.”).

(150)       IAM District 141, IAM Opposes UAL Pension Termination (Mar. 11, 2005) (Ex. 173) (quoting IAM District 141 President and Directing General Chairman Randy Canale).

(151)       Letter from R. Canale to I. Gaughan of Feb. 18, 2005 (Ex. 160).

(152)       Additional details of United’s negotiations and information sharing with the IAM are provided in the Supplemental Declaration of Irene Gaughan (“Gaughan Supp. Decl.”) (Ex. 141) and the Declaration of Elizabeth Hiszczynski (“Hiszczynski Decl.”) (Ex. 148).

another issue has also proven to be a formidable obstacle to constructive dialogue:  AMFA’s insistence that it receive “credit” for its suggested non-CBA initiatives.  As explained in further detail in Section VII.C., counting unspecified and uncertain initiatives toward AMFA’s allocation would fail to provide the concrete savings United needs, would be unfair and inequitable to other unions, and could trigger termination rights for other union agreements.(153)  Nevertheless, on April 7, AMFA provided the Company with a proposal, and the parties are continuing to bargain to try to reach a consensual resolution.

3.             AFA.

The AFA spent February and March writing letters in what now appears to have been a premeditated plan to get out of the parties’ agreement on non-pension issues.  The AFA’s letters focused on challenging savings given by SAM employees and offering unfeasible non-labor savings suggestions emphasized by the AFA in preparation for Section 1113 litigation last December and January.  United fully addressed the AFA’s concerns,(154) which only led to new ones, and urged the AFA to resume negotiations over the pension issue.  Rather than substantively engage on the pension problem, the AFA simply sent back a laundry list of

(153)       Additional details of United’s negotiations and information sharing with AMFA are provided in the Supplemental Declaration of Alan R. Koehler (“Koehler Supp. Decl.”) (Ex. 142) and the Declaration of Elizabeth Hiszczynski.

(154)       For example, in response to the AFA’s demand that United pursue a third-party cargo operation to increased revenues, United explained that the ALPA and IAM CBAs prohibited the use of third parties for cargo, and that neither of those unions had agreed to remove the restrictions despite repeated proposals from United.  Letter from G. Davidowitch to P. McDonald of Feb. 2, 2005 (Ex. 151); Letter from J. Brace to G. Davidowitch of Feb. 10, 2005 (Ex. 153).  Similarly, in discussing SAM valuation issues, the AFA has claimed that “[m]anagement finally agreed with our position.”  AFA, Dear AFA (Mar. 18, 2005).  Although United denies that it ever “agreed” with the AFA’s position, the statement by the AFA demonstrates that the Company has resolved to the AFA’s satisfaction any issues it had raised.

concepts that the Company already explained could not provide sufficient savings and indeed, some that would actually cost more.(155)

On April 5, less than a week before the due date for United’s motions and after it had already prepared its letter “terminating” the agreement, the AFA provided a proposal to United to maintain the Flight Attendant Plan unchanged.  The AFA’s proposal called for United to apply for waivers, to give the AFA convertible notes of the type that the Company agreed to issue to employee groups who agreed not to oppose termination of their plans (which the AFA would then contribute to its pension plan in lieu of terminating it), for United to contribute the monies otherwise to be paid into a defined contribution plan, for the AFA to contribute to the plan the United common stock flight attendants would receive under the distribution provisions of their April 2003 and January 2005 agreements, for the PBGC to contribute the stock that it would get pursuant to its $1.8 billion claim should the Flight Attendant Plan be terminated (even though the Plan would not be terminated), and for the PBGC to contribute an unspecified amount to the Flight Attendant Plan to bridge the gap between ERISA contribution requirements and these sources of funding.

At the April 5 meeting, the PBGC stated that it had never contributed to any single-employer plan and was unsure if it even was permitted by statute to do so, but would

(155)       Letter from G. Davidowitch to J. Brace of Feb. 25, 2005 (Ex. 155).  Specifically, the AFA’s suggestions included waivers, “deferrals,” a combination of waivers and deferrals, amortizing funding requirements over an extended period of time, and in-kind contributions.  The AFA provided no detail whatsoever on any of these suggestions.  In any case, the problems with waivers and in-kind contributions already have been explained in Section V.B.  A so-called “deferral” delays quarterly contributions to the September 15 “true-up” payment the following year.  See Memorandum at 35.  It only shifts the timing of payments slightly and results in higher costs from interest charges on the late quarterly payments.  Marnell Supp. Decl. ¶ 80.  Similarly, requesting an extension to amortize funding requirements over a longer period would not help United, because the deficit reduction contributions override such amortizations.  Id. ¶ 81.  United’s actuaries explained these facts to the AFA at a March 3 meeting.  Id. ¶ 79.

consider any proposal brought to it by United and the AFA.  Ultimately, whether any progress can be made on the AFA’s proposal will depend on the PBGC’s willingness to contribute to the AFA’s plan (and, presumably, under the Company’s fairness provision with ALPA, to the Pilot Plan as well).  In truth, for the AFA’s proposal to work, the PBGC would have to contribute the bulk of the Company’s obligations to the Flight Attendant Plan.(156)

United made a counter-proposal on April 8, likewise contingent on the PBGC agreeing to make up any shortfalls.  At the end of that meeting, United forthrightly explained to the AFA that given current projected fuel costs and the industry environment, the Company had to reserve its right to impose different relief, if necessary, were it forced to reject the AFA CBA.  The AFA responded by sliding an envelope across the table and then storming out of the room.  Contained in that envelope was a pre-signed “Termination Notice” of the January 2005 agreement.(157)  That the AFA had been planning this move for some time is shown by the disparate dates on the pages of the letter; the first page is dated April 8, 2005, while the second and third pages are dated March 29, 2005.  The AFA’s purported basis for the termination was that United allegedly has not explained to the AFA’s satisfaction the productivity savings being put into place for SAM employees, even though United is ahead of plan for 2005 productivity improvements and it is far too premature to identify the additional savings that United will secure in 2006 and beyond.(158)

(156)       Additional details of United’s negotiations and information sharing with the AFA are provided in the Supplemental Declaration of Frank R. Colosi (“Colosi Supp. Decl.”) (Ex. 143) and the Declaration of Elizabeth Hiszczynski.

(157)       Letter from G. Davidowitch to G. Tilton of Apr. 8, 2005 (Ex. 157).

(158)       United sent a detailed response to the AFA’s “termination notice” on April 10.  Letter from J. Brace to G. Davidowitch of Apr. 10, 2005 (Ex. 158).

Under the circumstances, this appears to be nothing more than another wrong-headed pressure tactic by the AFA’s leadership.  Rather than contesting the AFA’s action, however, United will move to reject the AFA CBA on the basis of the last proposal to the AFA presented to the Court.(159)  United will also move for interim relief under Section 1113(e) to ensure that the flight attendants continue to contribute their share of the required labor savings pending this Court’s rulings in May 2005.  This step is necessary to ensure that the Company’s flight attendants continue to provide an appropriate level of relief as all other employees.

B.            Deterioration in the Industry Environment Makes Savings All the More Necessary.

Savings from the IAM, AMFA and the AFA are critical to continued compliance with the EBITDAR covenants of United’s DIP financing as well as to obtain exit financing.  In its earlier Memorandum, United explained that it was projecting continued EBITDAR covenant violations under the milestones set by the Eighth DIP Amendment, but hoped to renegotiate those covenants after obtaining relief from its unions.(160)  In January, after United had reached tentative agreements or interim relief from each of its unions, United renegotiated its covenants in the Tenth DIP Amendment.  With long-term relief from the IAM, AMFA and AFA, United will be positioned to satisfy all of its EBITDAR covenants through its exit from bankruptcy.(161)

On the other hand, not obtaining long-term savings from the IAM, AMFA and AFA could thrust the Company into default of its DIP obligations.(162)  Without the IAM, AMFA

(159)       See Debtors’ Summary of Section 1113(c) Proposals to AFA, IAM, and AMFA at 1-8 & Exhibit 1 [Docket No. 9667]; see also Supplemental Appendix at 2-9.

(160)       Memorandum at 87.

(161)       Dingboom Supp. Decl. ¶ 8.

(162)       Id.

and AFA providing their fair share, the unions with which United has agreements will likely attempt to terminate those agreements (like the AFA itself already has done, although the other unions would be doing so legitimately).(163)  United not only would lose the benefits of those agreements going forward, but would additionally accrue administrative claims for the savings ALPA, PAFCA and TWU have provided since January.  The consequence would be severe EBITDAR violations starting in July:

Exhibit 13.             EBITDAR COVENANT VIOLATIONS ASSUMING ALL UNIONS TERMINATE THEIR AGREEMENTS AS OF JUNE 1, 2005.

Especially given the downward reset of the covenant levels, United cannot count on the DIP lenders to accommodate United’s inability to achieve the full amount of labor savings.(164)  Tripping the EBITDAR covenant for even one month exposes United to a serious and

(163)       ALPA Agreement ¶ 16.c.; AFA Agreement at p. 3; PAFCA Agreement ¶ 15.d.; TWU Agreement ¶ 16.c.

(164)       Supplemental Declaration and Expert Report of Todd R. Snyder (“Snyder Supp. Decl.”) (Ex. 130) ¶ 15.

unacceptable risk that the DIP lenders may decide to foreclose on essential operating assets.  This risk would be particularly acute given the impact that losing these labor agreements would have on United’s ability to obtain exit financing, which United needs to repay its DIP loan.(165)

Nor has there been any change in the free cash flow, fixed charge coverage ratio, and other anticipated capital market requirements United must satisfy to obtain exit financing.  The results reflected in Gershwin 5F, prepared in December, just barely meet these hurdles, even with the full amount of savings from the Company’s proposals and termination and replacement of its pension plans.  The Company’s financial projections have not improved.  The additional profit improvements implemented since December, including fare increases, have been swamped by punishing fuel prices, Delta’s fare restructuring and other adverse competitive conditions.  The increase in jet fuel costs alone could remove roughly $700 million from United’s bottom line in 2005 alone.(166)  These recent developments only confirm that a successful reorganization requires all the relief sought by today’s motions.

C.            United’s Proposed Modifications Treat All Stakeholders Fairly and Equitably.

The cost of saving the Company has been spread equitably among all stakeholders.  United detailed the sacrifices of other stakeholders in its Memorandum, and has continued its effort to extract additional savings from aircraft financiers, United Express carriers, and other non-labor constituencies.  SAM employees, already underpaid by market standards, are absorbing additional wage cuts, headcount reductions, and benefit modifications.  And the

(165)       Declaration and Expert Report of Todd R. Snyder (“Snyder Decl.”) (Ex. 102) ¶ 28.

(166)       Dingboom Supp. Decl. ¶ 6.

agreements between United and ALPA, PAFCA and TWU are perhaps the clearest evidence of the even-handedness of United’s proposals.

1.             The Non-Pension Savings Sought from the IAM, AMFA and AFA are Fair and Equitable.

As previously explained, United allocated the non-pension labor reductions based on each labor group’s percentage of United’s 2004 labor costs.(167)  This method of allocation was eminently fair on its own terms, and the Company’s Court-approved agreements with ALPA, PAFCA and TWU only reinforce the need for AMFA, the IAM and AFA to contribute their fair share.  These agreements all contain a “termination rights” provision that allows each union to terminate its agreement if other unions and SAM employees do not give their proportionate share of savings.  Despite the need for savings and each union’s appreciation that all employee groups must contribute fairly and equitably, both the IAM and AMFA have raised their own particular issues as to why their allocation of labor savings should now be reduced.

a.             IAM.

Even though United allocated the proposed savings by each group’s percentage of labor costs, the IAM contends that United is seeking a disproportionate amount from its group.(168)  The IAM has even submitted expert testimony from Thomas Roth on the alleged unfairness of its proposed allocation.  Yet asking the IAM to contribute an amount commensurate with its percentage of United’s 2004 labor costs treats the IAM the same as all other employees – not better, not worse.

(167)       Memorandum at 136.

(168)       See IAM Brief in Opposition to Debtors’ Section 1113(c) Motion (“IAM Objection”), 1/4/05, at 21 [Docket No. 9603].

If anything, Mr. Roth’s analysis only substantiates the fairness of United’s proposed allocation.  United’s Section 1113 proposal satisfies all three principles Mr. Roth identifies as guideposts for allocating concessions: (a) share of labor costs, the method currently being used by United; (b) ability to pay; and (c) competitive position.(169)  By basing its allocation on each employee group’s share of labor costs, United’s approach takes into account ability to pay by asking more in absolute terms from higher paid groups; the higher the average compensation of a labor group, the higher their share of labor costs.  This is why United sought a greater amount of savings from its 6,600 pilots than from the 19,870 employees represented by the IAM.

Moreover, the successful negotiation of the April 2003 Restructuring Agreements removed many of the competitive disparities among United’s employees.  Adopting the same allocation percentages now would ask for more savings from labor groups based on historical imbalances that no longer exist.  In fact, Mr. Roth’s analysis ignores the earlier round of labor cost reductions in United’s bankruptcy, even though the IAM heavily emphasizes their prior concessions throughout their earlier Section 1113 objection.(170)  Under any perspective, the proposed allocation for IAM-represented employees is unobjectionable.  Indeed, it is very similar to those of the other restructurings that Mr. Roth cites as precedent, and is almost identical to the August 2002 US Airways restructuring agreements.(171)

The IAM has recently added a new twist on its allocation theory:  the IAM now claims that its allocation is too high because United based the percentage of labor costs on 2004

(169)       Declaration and Expert Report of Thomas R. Roth (“Roth Decl.”) ¶ 5.

(170)       IAM Objection, at 3-4.

(171)       Roth Decl. ¶ 11.

costs rather than over the life of the Company’s business plan.(172)  All the IAM’s new theory shows is that no matter what the allocation, one group or another can craft an alternative approach that would lower that group’s share – drawing the ire, of course, of every other group whose percentages would go up.  This new approach has another problem as well.  As the SAM attrition data confirms, any projection of labor cost percentages for years in the future is uncertain at best.  United’s allocation approach, in contrast, offers a fixed, known percentage that no one can dispute.

b.             AMFA.

AMFA has not challenged its target number,(173) but instead has sought to meet that target through undisclosed, unspecified and uncertain non-CBA initiatives.  AMFA has steadfastly refused to share their “suggestions” with United.  Although United certainly is interested in receiving ideas from AMFA and any other union regarding potential non-CBA cost savings (which could benefit all employees through profit-sharing and success sharing), United cannot “credit” such ideas against the tangible CBA savings United requires.(174)

For starters, United’s three Court-approved agreements with ALPA, PAFCA and TWU all require that proportionate savings come from “revisions to the labor contracts of the Company’s other unionized employees.”(175)  AMFA’s own unratified tentative agreement and the

(172)       Letter from R. Canale to IAM Membership of Mar. 24, 2005.

(173)       See 1/31/05 Hr’g Tr. at 49-50 (“THE COURT:  … As you’ve indicated, at least for purposes of the negotiation that’s been ongoing, the union has accepted United’s figures as to the total savings that it needs to reach, and you’ve accepted the company’s allocation of that total savings to AMFA’s membership.”).

(174)       Kain Supp. Decl. ¶¶ 6-7.

(175)       ALPA Agreement ¶ 16.c.; PAFCA Agreement ¶ 15.d.; TWU Agreement ¶ 16.c.

agreement the AFA now seeks to terminate had the same language.(176)  If United were to allow AMFA to “credit” non-CBA savings against its allocation, the Company would risk one or more of its other unions seeking to terminate their agreements, potentially unraveling all the difficult work the parties have achieved since late last year.

Moreover, AMFA’s proposed approach is at odds with United’s past and present restructuring.  None of the three unions with which United has ratified agreements were given any credit for non-CBA savings, let alone unspecified “ideas.”  Likewise, in both the early 2003 Section 1113 process and the Section 1114 process, only savings from CBA or benefit reductions counted toward each unionized group’s allocation.  This is the same approach US Airways used in their restructuring agreements.

Finally, although AMFA’s refusal to disclose its suggestions makes a proper analysis difficult, United suspects that AMFA’s non-CBA initiatives are either duplicative of programs already planned by United or are too speculative to provide actual savings that would be acceptable to potential exit financiers.  United has spent the past two-and-a-half years seeking to reduce all costs and improve profits through its BTO and BII initiatives.(177)  Moreover, the Company recently collaborated with the Creditors’ Committee Working Group to identify any remaining profit improvements before finalizing its business plan.(178)  Given these repeated rounds of scrutiny, whether AMFA’s secret suggestions could improve United’s profitability is doubtful at best, and certainly provides no basis for AMFA to refuse to contribute its fair share.  See In re Appletree Markets, Inc., 155 B.R. 431, 442 (Bankr. S.D. Tex. 1993) (refusing to

(176)       Tentative Agreement between United and AMFA (“AMFA Tentative Agreement”) (Ex. 163) at p. 4; see also AFA Agreement at p. 3.

(177)       Memorandum at 99-105.

(178)       Id. at 102-106.

consider “proposed changes cited by the [union] as possible savings [that] were too speculative to quantify” in finding that proposed modifications were necessary); see also In re Texas Sheet Metals, Inc., 90 B.R. 260, 266-68 (Bankr. S.D. Tex. 1988) (finding proposed modifications necessary despite union arguments that the debtor could reorganize without modifying CBAs by diversifying its business); In re Kentucky Truck Sales, Inc., 52 B.R. 797, 802 (Bankr. W.D. Ky. 1985) (“Although the union argued that there were other than the company-proposed ways for the debtor to become a profitable entity, the union failed to affirmatively demonstrate that any of the debtor’s proposed modifications were unnecessary.”).

2.             The Pension Savings Sought from the AFA, IAM and AMFA Are Also Fair and Equitable.

United’s response to its pension problem is fundamentally fair to all employees and retirees.  No employee group is being favored over any other.  To the contrary, United’s motion seeks to terminate all of its pension plans.  The Company has also ended the SERP, a nonqualified plan for certain management employees that provided pension benefits based on salaries exceeding IRS limits for plans qualified for tax benefits under ERISA.(179)  Importantly, because such nonqualified plans are not insured by the PBGC, approximately 100 current executives will lose all their SERP benefits.

United has already reached ratified agreements to resolve its pension issues with ALPA, TWU and PAFCA.  Because of their higher salaries and earlier retirement age, pilots will lose the most through pension termination and replacement.  Yet ALPA (as well as PAFCA and TWU), recognizing the financial realities facing United, will not claim that termination violates their CBAs nor oppose this Pension Termination Motion.  As part of the negotiated agreement,

(179)       See Memorandum at 47-48.

United agreed to provide pilots with a 6 percent defined benefit pension plan (instead of 4 percent) as well as funds from the issuance of $550 million in convertible notes.(180)  These terms appropriately recognize ALPA’s responsible action in taking the always difficult step of being the first union to reach a concessionary agreement, especially on such a contentious issue, and incentivize United’s pilots to continue providing superior service on a going-forward basis even though they are experiencing larger total pension reductions than other employees.  United likewise remains open to discussing with the AFA, IAM and AMFA the design of an appropriate replacement plan and other terms to mitigate the impact of termination as part of a mutually acceptable agreement, but United needs each employee group to do its part.

D.            Reductions in Benefits Due to Termination and Replacement Will Not Be as Drastic as Many Plan Participants May Fear.

Contrary to the fears harbored by many United employees and retirees, most current retirees would not see dramatic reductions in their monthly payments, and many retirees would not experience any reduction at all.(181)  For example, United’s updated projections show that 99 percent of retired flight attendants would not experience any reduction in their benefits if their defined benefit plan is terminated:

(180)       PAFCA and TWU also negotiated replacement plans of greater than 4 percent, but paid for these increases through additional wage and work rule concessions.  See PAFCA Agreement ¶¶ 2-3, Ex. A, Ex. B; TWU Agreement ¶¶ 2-3, Ex. A, Ex. B-1, Ex. B-2.

(181)       Updated “histograms” showing the impact of termination and replacement on each employee and retiree group are included in the Supplemental Declaration of Timothy J. Marnell.  Marnell Supp. Decl. ¶¶ 34-68.

Exhibit 14.             BENEFITS RETAINED BY CURRENT RETIREES.(182)

Retiree Group	Average Percentage of Current Benefits	Percentage of Group with No Reduction
Pilots	80	41
Flight Attendants	100	99
Mechanics	92	60
Ramp	93	63
PCEs	99	46
SAM	99	81

Although the impact on active employees would be more pronounced, most employees (except pilots, who must stop flying at age 60) could substantially mitigate the impact of termination in terms of the amount of benefits received per month after retirement by working until age 65, the traditional retirement age in most pension plans.  For example, although flight attendants’ benefits would be lower if they continue to retire at age 56, as they have historically done, they would earn 117 percent of the current monthly benefits if they instead worked until age 65:(183)

(182)       Id. ¶ 67.  These figures assume termination dates of December 30, 2004 for the Pilot Plan, March 11, 2005 for the Ground Plan, and June 30, 2005, for the MAPC and Flight Attendant Plans.

(183)       Delaying retirements in this manner is consistent with Federal Reserve Chairman Greenspan’s suggestions that people need to work longer to alleviate the stress on the Social Security system.  See, e.g., Alan Greenspan, Remarks at a Symposium Sponsored by the Federal Reserve Bank of Kansas City (Aug. 27, 2004) (“In choosing among the various tax and spending options, policymakers will need to pay careful attention to the likely economic effects.”); Alan Greenspan, Testimony Before the Committee on the Budget, United States House of Representatives (Feb. 25, 2004) (“[E]ven with the so-called normal retirement age for Social Security slated to move up to 67 over the next two decades, the ratio of the number of years that the typical worker will spend in retirement to the number of years he or she works will rise in the long-term.”).

Exhibit 15.             RETIREMENT BENEFITS FOR ACTIVE EMPLOYEES.(184)

Employee Group	Percentage of Current Benefits at Current Average Retirement Age	Percentage of Current Average Retirement Age Benefits if Retire at Age 65
Pilots	64	N/A
Flight Attendants	61	117
Mechanics	52	63
Ramp	41	53
PCEs	45	78
SAM	46	71

E.             United’s Proposals Would Provide a Competitive Total Compensation Package for IAM and AMFA Represented Employees.(185)

At the time United filed its earlier 1113 Memorandum, IAM and AMFA represented employees enjoyed pay and benefit levels that exceeded workers in comparable jobs in the United States and those of the average comparable worker in the airline industry.(186)  That remains true today.  Based on the most up-to-date wage data available, United’s pre-1113(e) wage structure for top-rate pay for IAM and AMFA employees exceeds that of mid-sized airlines

(184)       Marnell Supp. Decl. ¶ 68.  Like Exhibit 14, these figures assume termination dates of December 30, 2004 for the Pilot Plan, March 11, 2005 for the Ground Plan, and June 30, 2005 for the MAPC and Flight Attendant Plans.  The second column of this table compares the benefits employees would receive by working until 65 after termination and replacement to the benefits they would receive by working until their group’s current average retirement age under their present defined benefit plans.  These percentages do not account for the time value of money because a payment of $2000 today (for instance) is obviously worth more than a payment of $2000 nine years from now.  The point has always been that a flight attendant or other employee desiring a certain amount of dollars in retirement benefits per month can mitigate the impact of termination by delaying retirement until age 65.

(185)       Because United did not receive the AFA’s notice to “terminate” the parties’ January 2005 agreement until April 8, United is still in the process of updating the flight attendant compensation package comparisons set forth initially in the Declaration and Expert Report of Michael L. Wachter (Ex. 103).

(186)       Memorandum at 146-48.

such as jetBlue and ATA for all employee groups by 8 to 32 percent and regional airlines by 15 to 57 percent.(187)  Moreover, even when compared only to the 13 largest U.S. airlines, IAM and AMFA employee wages still exceed average wages by 3 to 20 percent.(188)

When the wages of IAM and AMFA employees are compared with those paid in other industries, the premiums are even more pronounced.  Outside of the airline industry, United’s current wages for these groups exceed those available to people who perform similar tasks in other industries by 30 to 71 percent.(189)  Non-wage benefits as a proportion of wages for IAM and AMFA employees are 73 to 149 percent higher than economy-wide levels.(190)  These economy-wide premiums speak for themselves:

(187)       Supplemental Declaration and Expert Report of Michael L. Wachter (“Wachter Supp. Decl.”) (Ex. 132), Charts 3, 4, 11, 12, 19, 20, 26, 27, 34, 35, 42.  For the purposes of this analysis, “mid-size airlines” include AirTran, Alaska, America West, ATA, Frontier, jetBlue, and Midwest Express; “major and mid-size airlines” or the “13 largest other U.S. airlines” include both the seven mid-size airlines and the “Big-6” major airlines of American, Continental, Delta, Northwest, Southwest, and US Airways.  The “regional airlines” include Comair, Independence Air, SkyWest, Air Wisconsin, American Eagle, Piedmont, and similar carriers.  See Wachter Supplemental Charts (“Wachter Supp. Charts”) 1-4.

(188)       Id. 1, 9, 17, 24, 32, 40.

(189)       Id. 5, 13, 21, 28, 36, 43.

(190)       Id. 6, 14, 22, 29, 37, 44.

Exhibit 16.             CURRENT UAL WAGE AND BENEFITS PREMIUMS.(191)

Employee Group	Wages vs. Majors and Mid-Size	Wages vs. Mid-Size	Wages vs. Regionals	Wages vs. Non- Airline	Benefits vs. Economy-Wide
Mechanics	2.8%	8.2%	36.3%	58%	73%
Utility	12.5%	28.6%	40.6%	53%	149%
Ramp	14.3%	23.1%	53.6%	71%	94%
Stores	15.9%	24.7%	15.1%	39%	84%
CSR	18.0%	27.3%	57.2%	50%	116%
RSSR	20.1%	31.8%	N/A	30%	108%

Even at the reduced wage and benefit levels proposed by United, IAM and AMFA represented employees will still be paid more than they would be able to earn if United were unable to reorganize.  As summarized in Exhibit 17 below, United’s proposed wages and benefits for IAM and AMFA represented employees will still:

•              exceed the average wages paid at the 13 largest other U.S. airlines for IAM represented employees;

•              be extremely close to, and competitive with, the average wages for mechanics at those same 13 largest airlines;

•              exceed by 3 to 22 percent for all AMFA and IAM employees the average wages paid at mid-size airlines;

•              exceed by 30 to 46 percent for all AMFA and IAM employees the average wages paid at regional airlines; and

•              provide benefits levels that exceed economy-wide averages by 4 to 51 percent, with all but one IAM represented employee group continuing to enjoy benefits premiums above 20 percent.(192)

(191)       Wachter Supp. Charts 1, 3-6, 9, 11-14, 17, 19-22, 24, 26-29, 32, 34, 37, 40, 42-44.

(192)       Wachter Supp. Charts 1, 3, 4, 6, 9, 11, 12, 14, 17, 19, 20, 22, 24, 26, 27, 29, 32, 34, 35, 37, 40, 42, 44.

In short, United’s proposal would continue to provide a competitive total compensation package for its IAM and AMFA represented employees.  Finally, as compared to similar employees in other industries, United’s IAM and AMFA represented employees will still earn appreciably better wages and benefits:

Exhibit 17.             WAGE AND BENEFITS PREMIUMS AFTER PROPOSED REDUCTIONS.(193)

Employee Group	Wages vs. Majors and Mid-Size	Wages vs. Mid-Size	Wages vs. Regionals	Wages vs. Non- Airline	Benefits vs. Economy-Wide
Mechanics	- 1.9%	3.2%	30.1%	50%	4%
Utility	6.3%	21.5%	32.9%	44%	51%
Ramp	5.9%	14.0%	42.3%	58%	20%
Stores	7.4%	15.5%	40.0%	28%	14%
CSR	9.2%	17.8%	45.5%	39%	36%
RSSR	11.3%	22.1%	N/A	20%	27%

As painful as the Company’s proposed wage and benefits cuts will be, these comparisons demonstrate that United’s proposed wages and benefits as a whole would remain competitive with or exceed those available elsewhere.(194)

VIII.        UNITED HAS SATISFIED THE REQUIREMENTS FOR TERMINATING ALL OF ITS DEFINED BENEFIT PENSION PLANS.

Title IV of ERISA allows a debtor to terminate its defined benefit pension plans so long as it meets the standard for a voluntary distress termination.  29 U.S.C. § 1341(c).  The plan may be terminated if the following Reorganization Test is met: “the bankruptcy court (or such other appropriate court) determines that, unless the plan is terminated, such person will be unable to pay all its debts pursuant to a plan of reorganization and will be unable to continue in

(193)       Id. 1, 3-5, 7, 9, 11-13, 15, 17, 19-21, 23, 24, 26-28, 30, 32, 34-36, 38, 40, 42, 43, 45.

(194)       Wachter Supp. Decl. ¶ 7.

business outside the chapter 11 reorganization process and approves the termination.”(195)  29 U.S.C. § 1341(c)(2)(B)(ii)(IV).  In simple terms, the test boils down to whether the debtor can get out of bankruptcy, and stay out, without terminating its pension plans.(196)  Viewed this way, the distress termination standard is analogous to this Court’s interpretation of “necessity” under Section 1114:  “if there is such a significant possibility of a failure to reorganize” in the absence of termination, then United has satisfied the Reorganization Test.  6/2/04 Hr’g Tr at 14-15.

Consistent with this standard, courts have focused on whether the debtor could secure exit financing and submit a confirmable plan of reorganization without a termination.  To pay debts as they come due and continue in business outside Chapter 11, a debtor must be able to

(195)       In addition to this substantive requirement, ERISA also has several procedural requirements, all of which United easily satisfies.  United is in Chapter 11 and its bankruptcy case has not been dismissed.  29 U.S.C. § 1341(c)(2)(B)(ii)(I)-(II).  The Company has provided the PBGC with all the information required under ERISA and its regulations (as well as much other information the PBGC has requested), and is providing the PBGC with a copy of this motion.  29 U.S.C. § 1341(c)(2)(A), (B)(ii)(III).  ERISA requires that the plan administrator give the PBGC and the plan participants written notice at least 60 days before the termination date.  29 U.S.C. § 1341(a)(2).  United will issue such notices shortly.  Finally, a voluntary distress termination cannot proceed if termination would violate a CBA.  29 U.S.C. § 1341(a)(3).  If the Court grants United’s Section 1113 motion, then all CBA requirements that the Company maintain defined benefit pension plan will have been removed either by agreement or through rejection.

(196)       The PBGC acknowledges that “[b]oth Title IV’s distress test and the § 1113 rejection process contain similar language requiring the findings of the court that the action is necessary to permit the reorganization of the debtor.”  PBGC Objection at 10-11.  The PBGC nevertheless advocates a distress termination test that would prohibit termination unless the debtor would otherwise be forced to liquidate.  Id. at 9-10.  The only apparent support the PBGC offers for this interpretation is a single statement in the legislative history, id. at 19 n.47, that is entitled to negligible weight in interpreting a statute.  Garcia v. United States, 469 U.S. 70, 76 (1984) (“We have eschewed reliance on the passing comments of one Member, and casual statements from the floor debates.”) (citations omitted); In re Olga Coal Co., 159 F.3d 62, 67 (2d Cir. 1998) (“Such isolated floor remarks are entitled to little or no weight in statutory interpretation.”) (internal quotation marks and brackets removed); In re Kelly, 841 F.2d 908, 912 & n.3 (9th Cir. 1988) (“Stray comments by individual legislators, not otherwise supported by statutory language or committee reports, cannot be attributed to the full body that voted on the bill.  The opposite inference is far more likely.”).  The PBGC’s proffered interpretation also contradicts the unambiguous wording of ERISA.  Nothing in the statute implies a “liquidation” standard, and United is unaware of a single court decision adopting the PBGC’s unanchored test.  The PBGC had it right the first time, when it equated the necessity prong of Section 1113 to the Reorganization Test.

develop a confirmable plan of reorganization.  If constructing a confirmable plan requires that the debtor terminate its pensions, then the ERISA standard has been met.  In re Wire Rope Corp. of Am., 287 B.R. 771, 777-78 (Bankr. W.D. Mo. 2002) (“If the Debtor cannot obtain confirmation of a plan of reorganization in the first instance, then it clearly cannot pay its debts under a plan of reorganization, and the Court’s approval of a distress termination of the Retirement Plans would be warranted.”); see also In re US Airways Group, Inc., 296 B.R. 734, 743-46 (Bankr. E.D. Va. 2003) (finding that ERISA test had been satisfied where the only realistic plan of reorganization required termination of defined benefit pension plan).  Likewise, where satisfying the financial projections for exit financing and giving lenders the confidence that those projections can be met demands pension termination, then the voluntary distress termination standard is satisfied.  See US Airways, 296 B.R. at 745-46 (holding that ERISA standard was satisfied where only realistic plan of reorganization depended on exit financing that in turn depended on exit financiers’ comfort in the debtors’ ability to meet levels of profitability reflected in business plan); Wire Rope, 287 B.R. at 778-79 (approving termination where debtor otherwise would not be able to obtain debt and equity financing necessary to confirm a plan and continue in business outside of Chapter 11).

The PBGC’s principal argument against termination of the Flight Attendant and MAPC Plans, that each plan must be considered individually,(197) was squarely rejected in In re Kaiser Aluminum Corp., No. Civ.A. 04-145-JJF, 2005 WL 735551 (D. Del. Mar. 30, 2005).  In Kaiser Aluminum, the PBGC argued that the bankruptcy court erred in granting the termination of four of the debtor’s multiple pension plans because the court aggregated the plans in

(197)       PBGC Objection at 1-2.

determining whether Kaiser Aluminum satisfied the voluntary distress termination standard.(198)  As here, the PBGC argued that a plan-by-plan analysis was required because the fair-and-equitable standard of Section 1113 of the Bankruptcy Code does not apply under ERISA and ERISA Section 1341 uses the singular word “plan.”(199)  The Delaware District Court found that Section 1341’s use of “plan” did not mandate “a plan-by-plan analysis as urged by the PBGC.”(200)  Instead, the Court was “persuaded by the Bankruptcy Court’s analysis which construes Section 1341 of ERISA in pari materia with Section 1113 of the Bankruptcy Code.”(201)  Thus, the District Court agreed with the bankruptcy court’s conclusion that:

an interpretation of the ERISA statute which would require the Debtors to pick and choose those groups of employees and retirees whose pension benefits would continue and those whose benefits would terminate would run afoul of the fair and equitable treatment provision of Section 1113 of the Bankruptcy Code and conflict with Congress’ intentions for the reorganization of debtors’ estates.(202)

Kaiser clarifies that the approach advocated by the PBGC in these proceedings is wrong and that this Court should consider all four plans together in deciding whether they should be terminated.

Indeed, whether the plans are considered together or separately, United’s situation meets the ERISA standard.  The PBGC has already acknowledged United’s need to terminate two of its defined benefit plans through its own Involuntary Termination filings.  To secure exit financing and successfully reorganize, United must terminate and replace its other two plans as

(198)       2005 WL 735551, at *1.

(199)       Id.

(200)       Id., at *3.

(201)       Id.

(202)       Id., at *2.

well.  Indeed, as ALPA told United’s pilots, “[e]very analysis of the Company’s financial situation – by us, the banks, every other union and every other financial analyst – confirms that the Company cannot afford to maintain its defined benefit plans under the current pension laws.”(203)  United needs the savings from the termination and replacement of all its pension plans not only to satisfy the various anticipated capital market requirements for exit financing, but also, as the US Airways court held, to provide “comfort” to those lenders that United can execute on its business plan and projections.  US Airways, 296 B.R. at 745-46 (debtor’s ability to obtain exit financing necessary for plan of reorganization was “dependent on the debtor’s ability – and more precisely on the [exit financiers’] comfort that the debtors have the ability – to meet in each year the levels of profitability reflected in the seven-year business plan”).  In other words, maintaining one or more defined benefit pension plans has significant business plan and financial implications beyond the quantifiable differences in United’s projected pension funding.(204)  A truly successful reorganization requires the termination of all of United’s plans.(205)  Months of scrutiny have produced no viable alternatives.

A.            United Needs Savings from Termination and Replacement of All Its Defined Benefit Pension Plans to Meet the Anticipated Capital Markets’ Requirements for Exit Financing.

There is no disputing that United needs at least $2 billion in financing to exit Chapter 11.  Both United and the PBGC’s restructuring advisors agree on this score, and with

(203)       Letter from Captain M. Bathurst to United pilots of Mar. 14, 2005, at 1 (Ex. 174).

(204)       Snyder Supp. Decl. ¶¶ 22-25.

(205)       Snyder Supp. Decl. ¶¶ 22-25; Kasper Supp. Decl. ¶¶ 42-46.

good reason.(206)  The Company has drawn down approximately $900 million on its DIP financing,(207) which it must repay before leaving bankruptcy.  United’s forecasted unrestricted cash balance as of April 30 is approximately $1.3 billion.  The absence of exit financing would leave United with only $400 million after repaying its DIP financing, far too little to operate, much less to create a confirmable plan of reorganization.(208)  And if United is to approach the liquidity of its competitors, United needs at least $2 billion in financing to confirm a plan and exit Chapter 11.(209)

As United previously explained, the Company must meet a number of metrics to secure exit financing.(210)  Gershwin 5F met these metrics, but only with termination and replacement of the Company’s pension plans and an additional $725 million per year in labor savings.(211)  Correspondingly, all four potential financiers conditioned their preliminary exit financing proposals on the Company being able to meet the financial projections of Gershwin 5F.  In the following subsections, United explains why, contrary to the arguments by the PBGC and certain of the unions, termination and replacement is the only way to both reasonably

(206)       Snyder Decl. ¶ 25; PBGC Pilot Plan Administrative Record at AR 00009 (Ex. 175) (“Upon evaluating United’s current business plan, Greenhill, PBGC’s restructuring advisor, has concluded that United’s stated need to obtain $2 billion in exit financing is realistic and necessary.”).

(207)       Snyder Decl. ¶ 14.

(208)       See Memorandum at 86-87.

(209)       Snyder Decl. ¶ 25.  In fact, even with $2 billion in exit financing, United’s liquidity as a percentage of revenue would be less than many of its competitors.  Id.

(210)       Memorandum at 88-91; see also Snyder Decl. ¶¶ 29-42.

(211)       Id.

forecast that United can satisfy these metrics and provide potential exit financiers with the comfort that United can actually meet these forecasts.(212)

Moreover, exit financing alone is not sufficient for United to achieve a successful reorganization.(213)  No one would benefit if United were to emerge from bankruptcy with exit financing only to then have its liquidity again evaporate on its way to another plunge into Chapter 11.  Instead, United must emerge with a business plan enabling it to compete in the current and future industry environment, survive the risks of events similar to the Iraqi War or SARS, and maximize the value of its assets for the benefit of all stakeholders.

As with the Company’s need for non-pension savings from the AFA, IAM and AMFA, industry conditions have made termination and replacement all the more necessary.  Fuel prices are significantly higher than those assumed in Gershwin 5F, to the tune of over $700 million for 2005 alone.  And the revenue environment remains challenging, as evidenced by Delta’s recent fare restructuring.  Simply put three months ago, United’s financials required that it terminate and replace its pension plans; since then, the financials have not improved.

(212)       Snyder Decl. ¶¶ 29-42.  Importantly, the facts in this case are radically different from In re Philip Services Corp., 310 B.R. 802 (Bankr. S.D. Tex. 2004), cited by the PBGC and AFA.  PBGC Objection at 19; AFA Objection at 20.  In Philip, a debtor with $1.1 billion in annual revenues sought a voluntary distress termination of its pension plan even though it faced only a little more than $1.3 million in contributions over the next four years.  Id. at 804, 806.  After noting that the debtor’s pension obligations did not exceed 0.8% of its net cash from operations, the Philip court denied the debtor’s motion.  Id. at 806.  By contrast, United faces almost $4.4 billion in contributions from 2005 through 2008, over three thousand times larger than the Philip debtor’s obligations.  Similarly, United’s upcoming contributions equal over 63 percent of the cash flow from operations projected in Gershwin 5F, or eighty times the ratio in Philip.  Dingboom Supp. Decl. ¶ 9.  Finally, even the PBGC’s restructuring advisor concedes that the contribution requirements will inhibit United’s ability to secure exit financing.  PBGC Pilot Plan Administrative Record at AR 00009 (“Greenhill has further confirmed that United’s projected cash flows, in light of the large pension contributions required for 2005 through 2007, will discourage potential exit lenders.”).

(213)       Snyder Supp. Decl. ¶ 32.

B.            Alternatives to Termination and Replacement Are Either Unfeasible or Do Not Provide Sufficient Savings.

Viewing the four plans together as under Kaiser Aluminum,(214) no alternative to termination and replacement comes close to allowing United to successfully reorganize.  For instance, the PBGC has emphasized a combination of freezes and multi-year waivers as an alternative to termination.  As an initial matter, this incorrectly assumes that United can easily secure the waivers on which the PBGC’s argument hinges.(215)

Even one-year waivers would require the IRS to grant the largest waivers in its history after determining, contrary to all the evidence, that United is suffering from a “temporary substantial business hardship.”(216)  The IRS, of course, would also need to give those waivers without any collateral, all of which will be needed to secure exit financing, and within a time frame far shorter than the six months in which United’s prior waiver application remained pending.(217)  Multi-year waivers are even more unrealistic; in fact, they are unprecedented.  The IRS has never granted waivers beyond a single year in its history.(218)  And even if United

(214)       2005 WL 735551, at *2.  Considering each plan separately is discussed below in Section VIII.

(215)       See Section V.B.

(216)       26 U.S.C. § 412(d)(1).  Surprisingly, the PBGC previously claimed United’s hardship was only temporary by pointing to United’s projected cash flows in the event it terminates and replaces all of its pension plans.  PBGC Objection at 26-27.  The fact that United projects being able to successfully reorganize if it terminates all its plans is irrelevant to whether a successful reorganization is possible if it keeps one or more plans.

(217)       See Section V.B.

(218)       See Section V.B.  The PBGC’s purported restructuring expert stated that “[p]reliminary discussions between the PBGC and the IRS suggest that the IRS would be willing to consider requests for multiple waivers.”  Declaration and Expert Report of Michael A. Kramer (“Kramer Decl.”) at 5 n.3 (emphasis added).  Needless to say, “suggestions” that the IRS would “consider” waivers cannot be taken to the bank.  Mr. Kramer’s report also is devoid of any discussion of collateral the IRS would require for a waiver, or even what collateral the PBGC would suggest the IRS require.  See 26 U.S.C. § 412(f)(3)(A)(i) (the IRS may require collateral as a condition for granting a waiver); 26 U.S.C. § 412(f)(3)(B) (requiring

(Footnote Continued...)

obtained multi-year waivers, the Company would then be unable to seek waivers for any of the following twelve years, damaging its financial flexibility.(219)

Moreover, single-year waivers would require even larger contributions by United to its plans in 2006 and 2007 than under the status quo, an unfinanceable scenario.  Even a combination of (i) freezes on all the plans, (ii) defined contribution replacement plans, and (iii) single-year waivers (the only practical version of the PBGC’s preferred solution of freezes and waivers), still yields projections with a substantial gap to financeability:

Exhibit 18.             FREE CASH FLOW WITH FREEZES AND SINGLE-YEAR WAIVERS.(220)

the IRS to consider any comments of the PBGC on waiver applications).  Likewise, how long the IRS would take to “consider” granting, for the first time ever, multiple years’ waivers for obligation of an unprecedented size is left unspoken.

(219)       Snyder Supp. Decl. ¶ 28.

(220)       All free cash flow and fixed charge coverage ratio analyses are based on the updated pension assumptions described in Section. and holding constant all other assumptions in Gershwin 5F.

Exhibit 19.             FIXED CHARGE COVERAGE RATIO WITH FREEZES AND SINGLE-YEAR WAIVERS.

As for restoration funding, the PBGC rejected this idea in US Airways’ first bankruptcy, leading to the termination of the defined benefit pension plan for US Airways’ pilots.(221)  The PBGC appears no more receptive to this idea today given that it did not even mention restoration funding as an alternative to termination in its earlier opposition brief.  In any event, restoration funding would provide United with short-term relief in 2005 but leave contributions well in excess of those required under termination and replacement for the following years of $199 million in 2006 and $355 million in 2007.(222)  From 2005-2010, total

(221)       Memorandum at 115-16.

(222)       Marnell Supp. Decl. ¶ 82.  United’s projected termination and replacement savings include savings from terminating the Company’s nonqualified plans.  Id. ¶ 22 n.6.  Accordingly, to compare United’s costs assuming termination and replacement to its costs under alternatives such as restoration funding or a freeze and waivers, the cost of maintaining the nonqualifed plans under those alternative scenarios must be included.  Id. ¶ 70.

contributions under restoration funding would be approximately $1.4 billion more than those under termination and replacement.(223)

C.            A Plan-By-Plan Analysis Confirms That Each Plan Must be Terminated for United to Successfully Reorganize.

The PBGC’s principal argument against termination of all four plans – that each must be examined in isolation based on its own assets and projected liabilities – is flawed in its premise and does not change the conclusion that all four plans must be terminated for United to reorganize successfully.  To begin with, the PBGC argument contradicts Kaiser Aluminum.(224)  Moreover, this argument ignores that United’s Court-approved agreement with ALPA contains a fairness provision requiring United to offer any pension solution short of termination to the Company’s pilots.(225)  For example, if United froze the Flight Attendant Plan, ALPA might seek a freeze of the Pilot Plan as well.  This would cost United hundreds of millions in savings that would be lost from not being able to terminate the Pilot Plan.(226)

Third, the presently-targeted free cash flow, fixed charge coverage ratio, and financial metrics all are based on capital markets feedback on a business plan that assumed termination and replacement of all of United’s defined benefit plans.  These target metrics likely would increase if United were required to keep one or more pension plans.(227)

(223)       See Section V.B.

(224)       2005 WL 735551, at *2-3.

(225)       ALPA Agreement ¶ 24.

(226)       The related negative effect on employee morale and operational performance of terminating only some pensions, and exit lenders’ perceptions of the same, are discussed in Section VIII.D.3.

(227)       Snyder Supp. Decl. ¶ 21.

Finally, steps short of termination of the Flight Attendant and MAPC Plans on their own would reduce savings significantly and threaten the Company’s ability to meet the metrics for exit financing even in the unlikely scenario that the capital markets would not impose tougher criteria.(228)  Freezing and replacing both plans without any waivers would cost United $543 million in savings in 2005, $316 million in 2006, $343 million in 2007, and $78 million in 2008 as compared to termination and replacement of the two plans.(229)  Even a freeze and replacement with single-year waivers would provide a benefit of only $155 million in 2005, with the Company losing $214 million in 2006, $799 million in 2007, and $261 million in 2008 as compared to termination and replacement.(230)  These lost savings would cause the Company to miss most of the targets under both the Free Cash Flow and Fixed Charge Coverage Ratio metrics:

(228)       Mr. Kramer’s report, filed at the end of December 2004, prominently claimed that crude oil prices had “declined considerably” since United had created Gershwin 5F.  Kramer Decl. ¶ 26.  Of course, since December projected jet fuel prices over the next two years have increased dramatically to levels more than 20 percent above Gershwin 5F’s projections.  Likewise, Mr. Kramer opined that the downside case analyzed by United was too “pessimistic given the current fuel environment.”  Id. ¶ 28.  In truth, one might consider it too optimistic given that the forward curve now exceeds the “downside case” analyzed in conjunction with Gershwin 5F.  Mr. Kramer’s opinion that United overestimated crude oil prices has been proven wrong by the facts.  Equally important, the sharp rise in fuel prices underscores the short-sightedness of Mr. Kramer’s opinions.

Mr. Kramer also points to the provision in the ALPA Agreement that ALPA “and the Company shall develop, and the Company shall begin pursuit of” a program projected to produce at least $150 million in non-labor savings.  Id. ¶ 25; ALPA Agreement ¶ 9.  While United will do its best to search for these extra savings, neither the Company nor ALPA has identified what this program might be, and whether it can be achieved remains uncertain.  Thus, exit lenders will not credit savings from this yet-to-be-developed program in evaluating United’s business plan.

(229)       Marnell Supp. Decl. ¶ 74.

(230)       Marnell Supp. Decl. ¶ 77.

Exhibit 20.             FREE CASH FLOW WITH FREEZE AND SINGLE-YEAR WAIVERS FOR FLIGHT ATTENDANT AND MAPC PLANS.

Exhibit 21.             FIXED CHARGE COVERAGE RATIO WITH FREEZE AND SINGLE-YEAR WAIVERS FOR FLIGHT ATTENDANT AND MAPC PLANS.

Exit financiers also want assurance that United can repay the loan under downside scenarios of lower PRASM and higher fuel costs, the potential for which have become all too common in the airline industry.  The PBGC’s expert effectively acknowledges that United cannot keep any of its pension plans and still repay the loan under downside scenarios.(231)  Unless United terminates and replaces each of its plans, the Company will be unable to repay the exit financing under downside scenarios and satisfy this anticipated capital markets requirement.(232)

D.            The Business Plan Ramifications of Keeping One or More Pension Plans Are Disruptive to a Successful Reorganization.

Beyond simply adding up the raw numbers of a company’s financial projections, potential exit lenders also conduct extensive due diligence to obtain comfort that a company actually can achieve its projections.(233)  By definition, this due diligence process can be less mathematical than whether a financial model projects the requisite credit statistics, but is just as important.  In United’s case, exit lenders will focus on a broad range of underlying considerations, including the Company’s collection of network assets, management, employees, business strategy, and the realities of the airline industry.  Recent industry challenges have brought to the forefront of the capital markets’ attention that financial flexibility and a truly competitive cost structure are critical to an airline’s ability to survive.  The Company has thus tried to secure both in its business plan.(234)  Maintaining one or more defined benefit pension plans, however, undermines the fundamental assumptions and guiding principles underlying that

(231)       Kramer Decl. ¶ 27.

(232)       Snyder Supp. Decl. ¶ 17.

(233)       Id. ¶ 11; US Airways, 296 B.R. at 745-46.

(234)       Snyder Supp. Decl. ¶ 17.

business plan.(235)  Failure to terminate and replace all of the Company’s defined benefit pension plans will give potential exit lenders serious concerns on three fronts.

First, United will continue to be at a significant competitive disadvantage to LCCs that do not have any defined benefit pensions and other legacy carriers that are restructuring their own pensions.  Second, defined benefit plans add a significant source of additional volatility to United’s financials, causing further uncertainty over whether United can meet its projections.  Third, terminating less than all of the plans could create friction within United’s workforce and raise serious doubt as to whether United can continue to provide exemplary service to its customers.(236)

1.             Maintaining Defined Benefit Pension Plans Would Put United at a Severe Competitive Disadvantage to LCCs and Legacy Carriers Implementing Their Own Pension Changes.

United’s costs must be competitive across-the-board to succeed in an industry that has permanently changed since United began offering its pension plans 64 years ago.  While many legacy carriers are recognizing the need to reduce pension obligations, United’s pension cash costs continue to dwarf those of any other carrier.  Outside bankruptcy, United would be expected to contribute over $1.2 billion to its plans this year – roughly sixty percent of all other airlines’ required contributions combined.(237)  United’s 2005 cash costs are more than double the next highest carrier, American, and almost six times the industry average:(238)

(235)       Id. ¶ 21.

(236)       Id. ¶ 22.

(237)       Kuhlman Supp. Decl. ¶ 14; Bear Stearns, Airlines: Fear and Loathing at 16.

(238)       Kuhlman Supp. Decl. ¶ 16.

Exhibit 22.             2005 TOTAL PENSION CASH COST COMPARISON.

United’s cash costs for the current year are the highest in the industry even when adjusted for the number of employees or Available Seat Miles (“ASMs”).(239)  If United’s plans are not terminated, the Company would have to pay more than $19,000 per employee to fund its pension obligations this year alone, four times the industry average:(240)

(239)       Id. ¶¶ 16-20.

(240)       Id. ¶ 21.

Exhibit 23.             2005 PENSION CASH COST PER ACTIVE EMPLOYEE COMPARISON.

Steps short of termination and replacement – such as waivers, freezes, or restoration funding – would do little to improve United’s competitive disadvantage.  Because of ERISA’s anti-cutback rule, employers like United cannot reduce or eliminate the cost of funding benefits that participants already have earned without terminating the plan.(241)  United’s accrued unfunded pension liabilities stand at an industry-high $5.9 billion, about five times the industry average.(242)  In contrast, LCCs and now US Airways offer only defined contribution plans and therefore, by definition, have no unfunded pension liabilities:(243)

(241)       Memorandum at 38-39.

(242)       Kuhlman Supp. Decl. ¶ 18.

(243)       Id. ¶ 19.

Exhibit 24.             TOTAL UNFUNDED ABO COMPARISON.

Like its pension cash costs, United’s unfunded liabilities are the highest among all airlines even after accounting for airline size.(244)  To fund benefits that already have accrued, United must contribute nearly $100,000 to its plans per active employee, about $74,000 more than the industry average and $94,000 more than the LCC average:(245)

(244)       Id. ¶ 18.

(245)       Id. ¶ 22.

Exhibit 25.             UNFUNDED ABO PER ACTIVE EMPLOYEE COMPARISON.

No combination of pension freezes, waivers, or restoration funding can reduce these unfunded liabilities.

Maintaining any of the plans would leave United at an unsustainable disadvantage against its direct competitors.(246)  In today’s environment, it stretches reason for any particular group of employees to argue that a competitive disadvantage with respect to their compensation must be countenanced as a matter of law by other stakeholders.  Here, moreover, if United terminated and replaced only the two plans that the PBGC has already earmarked for involuntary termination (i.e., the Pilot and Ground Plans), the Company’s pension cash cost would still top $800 million for 2005, the highest in the industry and four times the airline average:(247)

(246)       Snyder Supp. Decl. ¶ 7; Kasper Supp. Decl. ¶ 41.

(247)       Kuhlman Supp. Decl. ¶ 27.

Exhibit 26.             2005 PENSION CASH COST ASSUMING TERMINATION AND REPLACEMENT OF PILOT AND GROUND PLANS.

In fact, without termination and replacement of all of United’s plans, the Company’s competitive position will likely only worsen.  Other legacy carriers (with pension costs much lower than United’s) are currently taking steps to reduce their pension costs even further.(248)  For their part, LCCs continue to enjoy the predictability of defined contribution plans and the protection those plans afford from the record-low interest rates and poor asset performance plaguing all defined benefit plan sponsors.(249)  US Airways’ recent termination and replacement of its defined benefit plans drives the point home.  Before terminating and replacing its defined benefit plans, US Airways’ pension cash costs were significantly above the industry

(248)       See Section III.B.

(249)       See Section VIII.D.2.

average; now its costs are below the LCC average.(250)  And by terminating and replacing all its defined benefit plans, the airline eliminated its $900 million in underfunding and ensured that its plans will not be underfunded going forward.(251)

2.             Defined Benefit Plans Increase Volatility in an Already Volatile Industry.

Potential exit financiers crave predictability, and yet the past months (and indeed the past four years) have accentuated the extreme volatility of the airline industry.  These shifts are particularly significant for revenue and fuel, two principal drivers of airline profitability along with labor costs.(252)  Already low projected revenues for legacy carriers dropped by $100 to $200 million or more annually when Delta announced its fare restructuring in early January.  Crude oil, the major component of fuel prices, steadily increased to $55-per-barrel in October 2004, before falling back to the low $40s-per-barrel around the New Year, only to reach new highs of over $58-per-barrel in mid-April 2005:

(250)       Kuhlman Supp. Decl. ¶ 14; Declaration and Expert Report of Thomas J. Kuhlman (“Kuhlman Decl.”) (Ex. 104) ¶ 78.

(251)       Kuhlman Supp. Decl. ¶ 18; Kuhlman Decl. ¶ 83.

(252)       Snyder Supp. Decl. ¶ 20.

Exhibit 27.             CRUDE OIL PRICES FROM JULY 2004 THROUGH MARCH 2005.(253)

Airlines also have been prone to the risk of unanticipated events that impact revenues or costs.(254)  Recent examples include SARS, the Iraqi War, and of course the tragedy of September 11.  This “event risk” compounds the already high variability in the airline industry’s revenues and costs.

Defined benefit pension funding requirements add yet one more layer of volatility to an airline’s finances.  Those who so confidently insist that a particular plan will be on solid footing for years would do well to recall that United’s plans were actually overfunded through as recently as 2001 until the “perfect storm” of an increasing number of retirees, bearish stock market, low interest rates, benefit improvements and ERISA’s byzantine funding rules saddled the Company with billions of dollars in unanticipated cash contribution requirements.(255)  Such reversals are most likely to come during economic downturns, when an airline’s reduced

(253)       Sturtz Supp. Decl. ¶ 15.

(254)       Snyder Decl. ¶ 25.

(255)       Memorandum at 52, 54-59.

revenues are least able to support a massive, unexpected increase in funding contributions.  The potential for such swings makes financiers understandably wary; exploding pension contributions during a recession can deplete liquidity and thrust a company into bankruptcy.

In sharp contrast, defined contribution plans are more certain, depending only on the number of employees and the contribution percentages without regard to the vicissitudes of the broader economy.  Financiers prefer the predictability of defined contribution plans and the greater certainty they afford to business plan projections.(256)  Given the travails of the airline industry in general and United in particular, retaining any defined benefit plans would layer on unacceptable risk and volatility to United’s business plan, cause discomfort to financiers evaluating whether United can meet its projections, and threaten the Company’s ability to compete in the marketplace and ensure a successful reorganization.(257)

3.             Maintaining Some But Not All Plans Would Risk Creating Labor Disharmony.

United’s business plan assumes that its workforce will continue to perform at industry-leading levels.  Labor disharmony could easily undermine this assumption.  All the Company’s employees expect to be treated proportionately and consistently, as demonstrated by the various provisions in the Company’s agreements requiring proportional savings from other labor groups.  In reasoning that foreshadowed the correct result in Kaiser Aluminum, this Court also has previously recognized the importance of United’s employees being treated similarly in granting Section 1113(e) against AMFA:

If I were to deny the company the interim relief that it is seeking with respect to AMFA, I think that could legitimately cause great

(256)       Snyder Supp. Decl. ¶ 32.

(257)       Snyder Supp. Decl. ¶ 17; Kasper Supp. Decl. ¶ 5.

unrest among the other unions who would be working under negotiated terms that essentially have the same proportionate relief asked of them. . . . I think that adds an element of necessity, a necessity of maintaining effective relationships with all employee groups that gives further reason to impose the relief that’s being sought here.(258)

This is all the more true for pensions, which have understandably proven to be an emotionally-charged issue.  With a business that depends so heavily on the service employees provide to the traveling public, labor harmony is critical to the enterprise.(259)  Any perception by one employee group that it is being disfavored over another creates friction that could threaten the very fabric of the airline’s operations.(260)

Financiers share United’s concern that the Company maintain parity among its employees and avoid any labor unrest that could be created by inconsistent treatment on pensions.(261)  Maintaining proportionality among employees on the pension issue is essential for United to deliver the high quality performance necessary to meet the Company’s business plan projections.(262)

E.             United Has Done Everything Possible to Preserve the Company’s Pensions.

The Company brings this motion at this late date for a simple reason:  United did everything possible to avoid terminating the pension plans of any of its employees.  The Company devoted the first twenty months of its bankruptcy to leaving Chapter 11 with its

(258)       1/31/05 Hr’g Tr. (Ex. 176) at 50-51.

(259)       Kasper Supp. Decl. ¶ 43.

(260)       Kasper Supp. Decl. ¶¶ 42-46.

(261)       Snyder Supp. Decl. ¶ 25.

(262)       Kasper Supp. Decl. ¶ 6; Snyder Supp. Decl. ¶ 32.

pension plans intact.(263)  United is on track to cut well over $6 billion in costs through employee savings, aircraft financing renegotiations, BTO and BII programs, UAX contract restructuring, and other initiatives.(264)  The Company has also sought to maximize revenue by shifting its fleet toward more international flying, introducing the low-fare product Ted, increasing cargo revenues, implementing marketing efforts to increase business traffic, and raising fares whenever possible.(265)  Finally, United scrutinized alternatives to termination such as waivers, freezes, combinations of waivers and freezes, restoration funding, and other scenarios.(266)  Thus, to the extent that United must show “efforts made by management to reduce their own compensation, to take any and all steps to improve the efficiency of the operation” and that “it has taken every means within its power to fund the plan according to the current terms,” In re Resol Mfg. Co., 110 B.R. 858, 862 (Bankr. N.D. Ill. 1990) (quoting Eastmet Corp. v. United Steelworkers of Am., No. 86-B-0035, slip op. at 2-3 (Bankr. D. Md. Sept. 29, 1986)), there can be no question that United has satisfied this requirement.

IX.           CONCLUSION.

United shares its employees’ frustration over the additional labor cost reductions and pension changes necessary for the Company to emerge from bankruptcy.  But the unalterable fact remains that, as the future of one of the world’s largest airlines and its 60,000 employees hang in the balance, now is not the time for half-measures.  US Airways’ recent experience serves as a vivid reminder of the dangers of an incomplete restructuring, as it endured daily

(263)       Memorandum at 60-67.

(264)       See pages 14-21; Memorandum at 99-106.

(265)       See pages 14-21; Memorandum at 106-110.

(266)       See Section V.B.

predictions of its demise upon re-entering bankruptcy and has survived only through labor cost reductions well beyond what United is seeking.  As painful as United’s proposals may be, they are necessary for the Company to provide a solid future for all its stakeholders.  For the Company to emerge from bankruptcy successfully reorganized, the IAM, AMFA and AFA must all provide their fair share of non-pension savings and all of the Company’s four defined benefit pension plans must be terminated and replaced with defined contribution plans.

As always, the Company recognizes the correctness of the Court’s repeated counsel that an agreed solution is the best outcome for everyone involved.  The Company continues to engage the PBGC and its unions in discussions to reach a consensual resolution.  Indeed, even if the Company succeeds on today’s motions, United will continue negotiations in the hopes of reaching comprehensive agreements with all parties.  Ultimately, however, for the good of the estate and all stakeholders, United must move forward to position itself to be able to leave Chapter 11 behind forever.

Date:April 11, 2005	Respectfully submitted,

James H.M. Sprayregen, P.C. (ARDC 6190206)
Alexander Dimitrief, P.C. (ARDC 6190494)
John F. Hagan, Jr. (ARDC 6237234)
Andrew A. Kassof (ARDC 6271263)
R. Chris Heck (ARDC 6273695)
A. Katrine Jakola (ARDC 6276169)

KIRKLAND & ELLIS LLP 200 East Randolph Drive Chicago, Illinois 60601 Telephone: (312) 861-2000 Facsimile: (312) 861-2200 Counsel for the Debtors and Debtors-in-Possession